MANAGEMENT AGREEMENT
                (Holiday Inn Hurstbourne, Louisville, Kentucky)



     This AGREEMENT dated as of this 16th day of August, 1995 by and between RW HOTEL PARTNERS, L.P., a Delaware limited partnership,
(hereinafter called "Owner") and RIDGEWOOD PROPERTIES, INC., a Delaware corporation (hereinafter called "Manager").

     WHEREAS, Owner is the owner of that certain property described in Exhibit"A" attached hereto and by this reference made a part hereof (the"Property"), and Owner desires to engage Manager to manage and operate the same.

     NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                     ARTICLE 1.  THE APPOINTMENT

     1.1 MANAGEMENT. Owner hereby appoints Manager and Manager hereby accepts such appointment, to manage the Property in accordance with the terms of this Agreement for the term set forth in Article 2. Manager shall fully and faithfully discharge its obligations and responsibilities hereunder, and shall devote sufficient time and attention to ensure the full and prompt discharge of its duties under this Agreement. Manager shall at all times use diligent and professional efforts to promote and protect the best interests of Owner and the Property.

     1.2 RENTAL. Owner hereby appoints Manager, and Manager hereby accepts the appointment, as the sole and exclusive rental agent of the Property to rent rooms and other facilities on a daily basis in order to further the hotel business being conducted on the Property.

                          ARTICLE 2.  TERM

     2.1 TERM. The Manager's duties and responsibilities under this Agreement shall commence on the date hereof and shall expire on the earlier of December 31, 2005 or the expiration of the term of the "License Agreement" (as defined below). This Agreement shall be subject to early termination by Owner pursuant to Section 2.2 below.

     2.2 TERMINATION BY OWNER. Owner may terminate this Agreement by written notice to Manager at any time after any of the following events:

     (a) DEFAULT. Default by Manager under this Agreement or the default by Manager or any "Affiliate" (as defined below) of Manager under any Ancillary Agreement, provided such default is not cured within the "Cure Period" (as defined below), if any.

     (b) BANKRUPTCY/DISSOLUTION. A "Bankruptcy/Dissolution Event" (as defined below) occurs with respect to Manager or an Affiliate of Manager.

     (c) REMOVAL OF RHI AS GENERAL PARTNER IN OWNER. The removal of Ridgewood Hotels, Inc., a Georgia corporation ("RHI"), which is a wholly owned subsidiary of Manager, as general partner of Owner under the partnership agreement of Owner.

     (d) CERTAIN EVENTS WITH RESPECT TO KEY INDIVIDUAL. N. Russell Walden (1) is dead, insane, incapacitated or the subject of a Bankruptcy/Dissolution Event; or (2) ceases to be actively involved in the management and affairs of Manager or the Property.

     (e)  FAILURE OF REQUIRED OWNERSHIP.  N. Russell Walden and
Karen Hughes cease to own at least 43.5% of the ownership interests in Manager and RHI, directly or indirectly.

     (f) SALE. All or a substantial part of the land and improvements included in the Property shall have been disposed of or sold by Owner.

     (g) CASUALTY OR CONDEMNATION. Owner permanently discontinues the operation of the Property on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, all or a substantial part of the Property.

     The termination of this Agreement in connection with a default shall be in addition to any other right or remedy available to Owner at law or equity in connection therewith.

               ARTICLE 3.  MANAGER'S RESPONSIBILITIES

     3.1 MANAGEMENT. Manager shall manage, operate and maintain the Property in an efficient and satisfactory manner in accordance with all "Requirements" (as defined below). Manager accepts the relationship of trust and confidence established between it and Owner by this Agreement and covenants with Owner to furnish its best skill and prudent business judgment in furthering the interests of Owner, and Manager shall act in a fiduciary capacity with respect to the proper protection of and accounting for Owner's assets. Manager shall not do business with any "Affiliate" (as defined below) of Manager without Owner's prior written consent. Manager's duties shall include those set forth below in this Article III.

     3.2 EMPLOYEES. Manager shall be responsible for employing a sufficient number of capable employees to enable it to properly, adequately, safely and economically manage, operate, maintain, and account for the Property. All matters pertaining to the employment, supervision, training (including attendance at meetings and seminars, if set forth in the "Approved Operating Budget" [as defined below]), compensation, promotion and discharge of such employees are the responsibility of Manager (with respect to which Manager shall exercise reasonable care); and Manager is in all respects the employer of such employees, subject to the last sentence of this Section 3.2. Manager shall negotiate with any union lawfully entitled to represent such employees and may execute in its own name, and not as agent for Owner, collective bargaining agreements or labor contracts resulting therefrom. Manager acknowledges that Owner has acquired the Property on the date hereof and Manager shall comply with the Worker Adjustment and Retraining Notification Act and successor or similar laws in all respects. Manager shall assure compliance with all "Laws" (as defined below) with respect to worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. Manager represents that it is and will continue to be an equal opportunity employer and must
advertise as such.   This Agreement is not one of agency by Manager
for Owner, but one with Manager engaged independently in the business of managing properties on its own behalf as an independent contractor. All employment arrangements are therefore solely Manager's responsibility and Owner shall have no liability with respect thereto. Nothing contained herein, however, shall be deemed to permit Manager to charge Owner, or to use the income of the Property to pay, for the services of Manager's employees (except to the extent provided in the "On-Site Expense Schedule" [as defined below] included in the Approved Operating Budget). Owner acknowledges and agrees that, notwithstanding the foregoing, Manager may delegate to RHI the obligation to hire the on-site employees listed on the On-Site Expense Schedule, so long as such employees' sole responsibilities to RHI are as on-site employees of the Property and such employees are not the employees of Owner. Such delegation by Manager shall not relieve Manager for its primary responsibilities to Owner under this Section 3.2, and the reimbursement for the costs of such employees shall remain subject to the terms and conditions of this Agreement.

     3.3 COMPLIANCE WITH REQUIREMENTS. Manager shall comply with and shall be responsible for causing the Property and the use, operation and maintenance thereof to be in full compliance with the Requirements. Manager shall promptly notify Owner of any violation of any Requirements which comes to Manager's attention and, at Owner's expense and with Owner's prior approval, promptly remedy any such violation. Manager shall not be required to make any payment required under the Requirements to the extent that the income from the Property is insufficient for such purpose, Manager promptly notifies Owner of such deficiency, and Owner fails to provide the needed funds. Manager shall, as an expense under the Approved Operating Budget, keep in full force and effect all licenses and permits necessary or convenient to operate the Property as a hotel similar to other hotels of comparable size, class and standing, including licenses and permits required for the rental of rooms, sale of food and alcoholic beverages, for signage and for all other business to be conducted as part of the hotel. Manager shall also obtain all new and renewal licenses and permits necessary to accomplish the foregoing. Actions in remedying violations of the Requirements may be implemented prior to obtaining Owner's approval if the estimated expenses to be incurred are contemplated and are within the Approved Operating Budget or "Approved Capital Budget" (as defined below), or are otherwise permitted as "Permitted Budget Deviations" under Section 3.4(d). When more than such amount is required, or if the violation is one for which the Owner might be subject to penalty, Manager shall notify Owner within five (5) business days so that prompt arrangements may be made to remedy the violation.

     3.4  BUDGETS.

     (a) PREPARATION OF BUDGETS. At least thirty (30) days prior to the first day of each whole or partial calendar year during the Term, Manager shall prepare and submit to Owner for its approval the following: (1) a proposed operating budget ("Operating Budget") which shall set forth, among other matters, anticipated income, expenditures (including promotion, operation, repair, management and maintenance and reserves) for the Property for such year; and (2) a proposed capital budget ("Capital Budget") which shall set forth, among other matters, anticipated and proposed capital expenditures for such year and the source of funds in respect thereto (including the amount and timing of expenditures to be made from the FF&E Reserve and the projected time and amount for any required advances by Owner for expenditures not contemplated by the FF&E Reserve).
The Operating Budget and Capital Budget shall be in the form of the partial year 1995 budget attached hereto as Exhibit "B". The Operating Budget shall include a separate schedule of anticipated expenses to be reimbursable to Manager as contemplated by Section 5.4, including the costs of on-site employees ("On-Site Expense Schedule"), and a price schedule for room sales, licensing, concessions and other services provided by the hotel business being conducted on the Property. Manager shall include in the proposed Operating Budget and Capital Budget all expenditures for maintenance, repairs and capital improvements required by the License Agreement (except that the Capital Budget shall not include the cost of the improvements contemplated under the Construction Management Agreement). Owner will consider the proposed Operating Budget and Capital Budget and will consult with Manager prior to the commencement of the forthcoming calendar year, and the Operating Budget and Capital Budget for any calendar year which is approved by Owner in writing shall be referred to herein as the "Approved Operating Budget" and an "Approved Capital Budget".

     (b) MONTHLY UPDATES. Concurrently with its submission of the "Monthly Report" (as defined below), Manager shall provide Owner with a monthly variance report to reflect any changes indicated by the actual results of operations, and comparing actual costs and expenses and revenues with budgeted costs and expenses and revenues on a line-item basis and on a category basis along with an explanation of all material or significant variances and all changes in any time schedules relating thereto. However, nothing in this subsection (b) shall be construed as releasing Manager from its obligation to manage the Property in strict accordance with the Approved Operating Budget and Approved Capital Budget.

     (c) OBLIGATION AND AUTHORITY TO IMPLEMENT APPROVED BUDGETS. Manager shall implement the Approved Operating Budget and Approved Capital Budget and shall be authorized, without the need for further approval by Owner, to make the specified expenditures and incur the specified obligations provided for in the Approved Operating Budget and Approved Capital Budget, but only if Manager acts in strict conformance with (i) the Approved Operating Budget and Approved Capital Budget in all respects [with respect to, among other matters, the nature, amount and timing of each such expenditure or obligation] except as provided in subsection (d) below, and (ii) the other provisions of this Agreement. All expenses must be charged to the proper account in accordance with the Uniform System of Accounts for Hotels, as approved and adopted by the American Hotel & Motel Association (the "Uniform Accounting System").

     (d) PERMITTED DEVIATIONS FROM APPROVED OPERATING BUDGET. Notwithstanding subsection (c), Owner's consent to an expenditure relating to the Property payable to a third party exceeding the amount specified for such expenditure in the Approved Operating Budget shall not be required in any of the following circumstances ("Permitted Budget Deviations"): (1) Manager, in its reasonable judgment, deems to constitute an emergency requiring immediate action for the protection of the Property or persons; (2) such expenditure is contemplated by the Approved Operating Budget, is not reimbursable under Section 5.2, and when combined with the amount of all expenditures made or reasonably expected to be made in connection with the Property for such calendar year (other than the expenditures under the Construction Management Agreement, expenditures under the Approved Capital Budget, or expenditures described in clause (3) below), would not cause the total amount of expenditures for the Property for such calendar year (other than the expenditures under the Construction Management Agreement, expenditures under the Approved Capital Budget, or expenditures described in clause (3) below), to exceed one hundred five percent (105%) of the total amount of expenditures for such calendar year set forth in such Approved Operating Budget (other than the expenditures under the Construction Management Agreement, expenditures under the Approved Capital Budget, or expenditures described in clause (3) below); (3) expenditures for real property taxes and assessments, utilities and insurance for the Property; and
(4) expenditures permitted to be made without Owner's consent as contemplated by Section 5.3. Manager shall immediately notify Owner orally of each expenditure made pursuant to this subsection (d) and shall promptly supply Owner with written notice of the same together with such information with respect thereto as Owner may reasonably request.

     3.5  REPORTS; BOOKS AND RECORDS.

     (a) MONTHLY REPORT. Within fifteen (15) days after the end of each full or partial calendar month during the term of this Agreement, Manager shall prepare and submit to Owner a monthly operating statement and report of financial condition ("Monthly Report") in a manner and form acceptable to Owner summarizing the operations of the Property for the previous month, certified by Manager to be true, accurate and complete in all material respects. Owner will review each Monthly Report with Manager at a mutually convenient time. The Monthly Report shall include the information set forth in Exhibit "C".

     (b) ANNUAL REPORT. Within sixty (60) days after the end of each full or partial calendar year during the term of this Agreement, Manager shall prepare and submit to Owner an annual report of all income and all expenses of the Property, which shall be certified by Manager to be true, accurate and complete in all material respects, and prepared in accordance with the Uniform Accounting System; together with such additional information as may be necessary for the preparation of Owner's annual federal and state income tax returns. Within ninety (90) days after the end of each full or partial calendar year during the term of this Agreement, Manager shall cause the report delivered pursuant to the immediately preceding sentence to be audited by an independent accounting firm reasonably satisfactory to Owner and delivered to Owner.

     (c) BOOKS AND RECORDS. Manager shall also keep accurate books and records of the Property in accordance with the Uniform Accounting System consistently applied. Owner shall have the right from time to time to inspect and audit the books and records of the Property in the Manager's office at the Property or at the Manager's main office. All books and records of accounts are and shall remain the property of Owner and shall be delivered to Owner upon termination of this Agreement or within five (5) business days after any written demand by Owner. Provided Owner has given prior notice to Manager of such reporting requirements, Manager shall prepare all reports and financial statements required by any financing encumbering the Property, and deliver the same to Owner within a time period such that Owner will be able to satisfy its reporting obligations under the loan documents relating to such financing.

     3.6 COLLECTION OF RENTS AND OTHER INCOME. Manager shall use diligent efforts to collect all room rents, food and beverage charges and other charges due from guests, tenants, and concessionaires and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Property or any portion thereof. Manager shall collect and identify any income due the Owner from miscellaneous services provided to tenants or the public including, but not limited to, parking income, tenant storage, and coin operated machines of all types (e.g., vending machines, pay telephones, etc.). All monies will be deposited immediately in a separate checking account in the Manager's name maintained by the Manager in trust for Owner at a bank approved by the Owner (the "Owner's Account"). No funds of the Manager shall be deposited in the Owner's Account, and the funds in Owner's Account shall not be commingled with Manager's funds. Either Manager (provided Owner is not then entitled to terminate this Agreement pursuant to Article
III) or Owner shall be entitled to draw upon such Owner's Account, but all such money shall be deemed to be the property of Owner. Manager may withdraw from such Owner's Account (subject to the limitations set forth in this Agreement) disbursements required to be made under this Agreement.

     3.7 SERVICE CONTRACTS. Manager shall enter into service contracts for cleaning, maintaining, repairing or servicing the Property and any of the constituent parts of the Property consistent with the Approved Operating Budget. All service contracts shall:
(a) be in the name of the Manager, (b) be assignable, at Owner's option, to Owner's nominee, (c) not be for a term of more than one year and include a provision for cancellation thereof by Owner upon not more than thirty (30) days' written notice without charge, and upon three (3) days' notice for cause without charge, (d) shall require that all contractors provide evidence of sufficient insurance and (e) shall be within the guidelines set forth in the Approved Operating Budget. The entry into any service or other agreement which provides for an aggregate amount to be spent by Owner under such agreement in excess of $100,000 (and a series of related agreements for amounts less than $100,000 shall be construed as a single agreement for purposes of this subsection), or any termination or material modification thereto, shall require the prior written consent of Owner. A copy of each service contract shall be delivered to Owner immediately after it is executed by Manager.

     3.8 REPAIRS. In accordance with Section 3.13 below, Manager shall administer and coordinate all ordinary and extraordinary repairs, decorations, alterations, capital improvements, remodeling and tenant improvements, all subject to the terms of this Agreement; provided that the management of the construction of the improvements required by the current PIP inspection shall be conducted pursuant to the Construction Management Agreement.

     3.9 MORTGAGES; TAXES; UTILITIES, BUSINESS AGREEMENTS. Manager shall obtain and pay bills for (a) all mortgages, deeds of trust, and other liens approved by Owner; (b) all real estate and personal property taxes, improvement assessments and other like charges which are or may become liens against the Property; (c) all charges for or related to water, electricity, telephone service or other commodities or services furnished the Property or any part thereof during the Term; and (d) all amounts otherwise required to be paid under any Business Agreement to which the Property is or may be subject during the Term. Owner shall forward to Manager all copies of any tax assessments it may receive. Manager shall obtain, verify and pay such bills in time to permit Owner to avoid penalty for late payment and to permit Owner to take advantage of discounts. Manager will recommend and pursue tax abatements for the Property with approval of Owner.

     3.10 OCCUPANCY; ADVERTISING. Manager shall use its best efforts to rent and keep the rooms and facilities at the Property rented on a daily basis by procuring occupants, guests and tenants on the best terms available for Owner. Manager acknowledges that it has a fiduciary duty to Owner not to divert (and Manager shall not divert) any potential occupants, guests and tenants of the Property to any other hotel or motel. Manager shall prepare advertising plans and promotional material for the benefit of the Property. Such plans and materials shall be used only if approved in advance in writing by Owner and in conformance with such approval. Manager shall not use Owner's name in any advertising or promotional material without Owner's prior written consent in each instance. Advertising and promotional materials shall be prepared in full compliance with the Requirements.

     3.11 COOPERATION. Manager shall have the right to institute legal proceedings with regard to the Property or the operation of the Property in its own name, but only if the prior written consent of Owner is first obtained. Manager shall keep Owner regularly informed with respect to any such legal proceedings and shall take such action in connection therewith (or refrain from taking such action) that may be requested by Owner from time to time. Should any claims, demands, suits or other legal proceedings be made or instituted by any person against Owner, Manager shall give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof.

     3.12 COMPLIANCE WITH LICENSE AGREEMENT. Manager shall be responsible to keep in full force and effect and comply with all obligations under the License Agreement between Manager and Holiday Inns Franchising, Inc. ("Licensor") to operate the Property as a "Holiday Inn" (the "License Agreement"), which has been approved by Owner and a copy of which is attached as Exhibit "D". If there is any conflict between the terms of this Agreement and the terms of the License Agreement pertaining to the Property, the terms of the License Agreement shall govern and control; provided, however, that the foregoing shall not reduce Manager's obligations or Owner's rights hereunder (and, without limitation, shall not limit Owner's rights to terminate this Agreement in accordance with the terms hereof). Manager shall operate the Property as required by the License Agreement and the regulations of Licensor to the extent permitted hereunder and shall send to Owner all notices, reports and other information received by the Manager under the License Agreement, promptly upon receipt of the same. The parties acknowledge that the License Agreement is not assignable. Without limitation on the foregoing, Manager shall not modify, amend, renew or extend the License Agreement, or make any transfer, sale, hypothecation, or assignment of its rights and obligations thereunder, without the prior written consent of Owner. Manager shall deliver to Owner all reports, notices and other information delivered to the Licensor under the License Agreement, concurrently with their delivery to Licensor. Although the License Agreement is an obligation of Manager, in consideration of the benefits to the Property by reason of the existence of the License Agreement, Owner consents to Manager's use of the income from the Property in connection with expenditures required for the performance by Manager of its obligations thereunder (including its obligation to pay certain license fees to Licensor), but only to the extent set forth in an Approved Operating Budget or Approved Capital Budget, or as otherwise permitted to be spent by Manager pursuant to Section 3.4(d).

     3.13  RESERVE FOR FF&E REPLACEMENT.

     (a) Owner shall maintain during the term a reserve (the "FF&E Reserve") from which Manager shall draw funds for replacements and renewals to the Hotel's FF&E in accordance with the Capital Budget. The funds in the FF&E Reserve shall be maintained by Owner in Owner's general accounts in addition to working capital and any other amounts therein (and, accordingly, may be commingled), but Owner shall maintain on its books a separate accounting of such funds. As used in this Agreement, the term "FF&E" shall mean the furniture, fixtures and equipment typically used in the operation of a hotel, and shall include, without limitation, guest room, corridor, restaurant and lounge furnishings, office furniture and equipment, carpeting, computers and other on-site electronic data processing equipment, telephones, televisions, radios, signs and vehicles.

     (b) Amounts shall be accrued on, and Funds shall be transferred into, the FF&E Reserve during each calendar year at the rate of four percent (4%) of the gross revenues from the Property, to the extent of available cash flow from the Property.

     (c) Interest, if any, accruing on any funds on deposit in the FF&E Reserve will be not be credited to the FF&E Reserve. If, at any time, the accumulated funds in the FF&E Reserve exceed 8% of the gross revenue from the prior calendar year, further accruals and contributions will be temporarily suspended until they can be made without causing the accumulated funds in the FF&E Reserve (less all amounts then or thereafter payable under existing contracts or other known or reasonably anticipated FF&E expenditures within the following six months) to exceed 8% of the greater of (x) the gross revenue from the prior calendar year or (y) the gross revenue projected in the Approved Operating Budget for the then current calendar year.

     (d) Any proceeds from sale(s) of FF&E shall be transferred to the FF&E Reserve, and the amount that would otherwise be transferred to the FF&E Reserve shall be reduced by such proceeds. At the end of each calendar year, any amounts remaining in the FF&E Reserve shall be carried forward to the next calendar year.

     (e) Subject to the Approved Capital Budget and Approved Operating Budget in effect from time to time, and to the extent sufficient working capital is made available, Manager will make such expenditures for repairs and maintenance as it deems necessary to keep the Hotel in good operating condition, provided that Owner's prior approval shall be required for any individual expenditure (or group of related expenditures covered by one contract) in excess of $50,000.00.

     (f) In accordance with the Approved Capital Budget, Manager shall make such substitutions and replacements or renewals to FF&E as it deems necessary or desirable, up to the balance in the FF&E Reserve. No expenditure will be made in excess of said balance or for any other capital improvement without the approval of Owner.

     (g) If the FF&E component of the Approved Capital Budget exceeds the available funds in the FF&E Reserve, or if said Budget includes contemplated expenditures for capital improvements other than FF&E, and in any such case Owner approves such amounts, Owner shall provide Manager with monies sufficient to fund the contemplated expenditures.

                        ARTICLE 4.  INSURANCE

     4.1 INSURANCE. During the Term, Manager shall procure and maintain insurance (in form and with endorsements, waivers and deductibles and with insurance companies designated or approved by Owner) naming Owner and Manager (and, if requested by Owner, Owner's lenders) as insureds thereunder, as follows:

     (a)  REQUIRED COVERAGE.

          (1)  ALL-RISK INSURANCE   Broad form "all-risk" insurance
covering all real and personal property, covering at least 100% of the replacement value with a stipulated amount or agreed valuation endorsement.

          (2)  PUBLIC LIABILITY INSURANCE   Comprehensive general
public liability and automobile liability insurance with liability limits of not less than $5,000,000 combined bodily injury and broad form property damage.

          (3)  BUSINESS INTERRUPTION INSURANCE   Rental income and
business interruption insurance in an amount not less than 100% of the projected gross income for 12 months from the Property.

          (4)  MANDATORY INSURANCE   Workers' compensation and all
other insurance required by any ordinance, law or governmental regulation, or any lender.

Notwithstanding the foregoing, if the insurance coverage provided by or available under the policies intended by Manager to satisfy, in whole or in part, its obligations under the foregoing provisions of this subsection 4.1(a) shall be greater than specified in such provisions, then Manager shall be deemed required under this subsection 4.1(a) to provide such greater coverage.

     (b) PLACEMENT. Except as otherwise hereinafter provided, all insurance coverage required to be provided by the foregoing provisions of this Section 4.1 shall be placed with or through such insurance broker or agency as Owner may from time to time hereafter designate by written notice to Manager.

     (c) WAIVER OF SUBROGATION. The insurance policies required under subsection 4.1(a)(1) above shall contain a provision, if available at a cost approved by Owner, to the effect that such insurance shall not be invalidated or limited if any one or more of the insureds thereunder waive any or all claims for recovery from the other insureds thereunder; and, in addition to any other limitation of liability expressly set forth in this Agreement, so long as such provision is in effect, each of Manager and Owner hereby waives all claims for recovery from the other for any loss or damage insured under such policies to the extent of any recovery collected by Manager or Owner, respectively, under such policies for such loss or damage.

     (d) EVIDENCE OF INSURANCE. Manager shall provide Owner with the original policies of insurance or certificates thereof on the date of this Agreement and shall provide evidence of renewal insurance prior to the expiration of the then existing policies upon request.

     Nothing herein shall affect the general requirement of this Agreement that the Property shall be managed, operated and maintained in a safe condition and in a proper and careful manner. Manager shall furnish whatever information is requested by Owner for the purpose of establishing the placement of insurance coverage and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder.

     4.2 MANAGER'S INSURANCE. Manager shall maintain casualty insurance policies for its furniture, furnishings or fixtures situated at the Property including waiver of subrogation clause with respect to losses payable under such policies. Manager shall obtain at its expense and deliver to Owner a fidelity bond covering General Partner and its employees and agents with a liability amount of at least $1,000,000, which such bond shall be maintained by Manager throughout the term of this Agreement. Owner, in the exercise of its reasonable discretion, may require Manager to increase the amount of such bond at Manager's expense if Owner determines that circumstances (including the anticipated average balance of Owner's Account) reasonably warrant such increase in view of the risks involved.

     4.3 SUBCONTRACTOR'S INSURANCE. Manager shall require that all subcontractors have insurance coverage at the subcontractor's expense, in the following minimum amounts:

          (a)  Worker's compensation   Statutory Amount

          (b)  Employer's Liability   $100,000.00 minimum

          (c)  Comprehensive General Liability

               i. $1,000,000.00 Bodily Injury each occurrence and aggregate $100,000.00 Property Damage

               ii.  $1,000,000.00 Combined Single Limit

          (d)  Employee Dishonesty   $20,000.00

          (e)  Business Auto Policy   "Non-owned Autos Only"

     Higher amounts may be required if the work to be performed is sufficiently hazardous. The Manager shall obtain and keep on file a Certificate of Insurance which shows that the subcontractor is so insured.

                   ARTICLE 5.  PAYMENT OF EXPENSES

     5.1 PROCESSING OF INVOICES. Manager shall receive, review and approve all invoices for expenses incurred in operating the Property and shall timely pay such invoices if they are within the Approved Operating Budget or Approved Capital Budget or if they have otherwise been approved by the Owner in writing.

     5.2 MANAGER'S REIMBURSABLE COSTS. To the extent advanced by Manager and not described in Section 5.3, Manager shall be entitled to reimbursement from Owner of its reasonable, out-of-pocket third party expenses in connection with the performance of its duties under this Agreement, including the expenses set forth in the On-Site Expense Schedule, but only to the extent the same are described in and are within the limits set forth in the Approved Operating Budget.

     5.3 NON-REIMBURSABLE COSTS. The following expenses or costs incurred by Manager in connection with management of the Property shall be at the sole cost and expense of Manager and shall not be reimbursable by Owner:

          (a) Cost of gross salary and wages, payroll taxes, insurance, worker's compensation and other benefits of Manager's office personnel located at the central office in Atlanta, Georgia.

          (b) General accounting and reporting services which are within Manager's office overhead.

          (c) Political or charitable contributions, except that charitable contributions will be reimbursable if the prior written consent of Owner is obtained or if they are part of the Approved
Operating Budget.

          (d)  Manager's office overhead.

     5.4 METHOD OF REIMBURSEMENT. Manager may write checks on the Owner's Account to pay all costs and expenses permitted under
Section 5.2. Manager shall also be entitled to the payment of fees referred to in Section 6.1 from the Owner's Account. If the funds in the Owner's Account are not sufficient to pay amounts approved for payment under this Agreement, Manager will give Owner at least ten (10) days' written notice of any additional funds Owner must deposit in the Owner's Account.

                      ARTICLE 6.  COMPENSATION

     6.1  MANAGEMENT FEES.

          (a) MONTHLY FEE. On the 15th day of each calendar month, Manager shall be entitled to a monthly fee ("Monthly Fee") equal to 2.5% of the gross revenues from the Property for the prior calendar month, such Monthly Fee to be paid to Manager concurrently with the delivery by Manager to Owner of the "Monthly Report" (as defined below) for such prior calendar month. The Monthly Fee for any partial calendar month during the term of this Agreement shall be equitably prorated.

     (b) INCENTIVE FEE. Concurrently with the delivery of the "Annual Report" (as defined below) to Owner for each whole or partial calendar year during the term of this Agreement, Manager shall be entitled to an incentive fee ("Incentive Fee) equal to 1% of the gross revenues from the Property for such whole or partial year. The Incentive Fee for any partial calendar year during the term of this Agreement shall be equitably prorated. Notwithstanding the foregoing, the Incentive Fee for any particular whole or partial calendar year shall only be payable to Manager if the "Net Operating Income" (as defined below) for such whole or partial calendar year equals or exceeds 13.5% of then "Acquisition Costs" (as defined below) for the Property (calculated as of the last day of such calendar year). For the purpose of calculating the Net Operating Income for any partial calendar year during the term of this Agreement, such Net Operating Income shall be annualized.

     (c) FEE ABATEMENT. Notwithstanding the foregoing, Manager shall not be entitled to any fees under subsections (a) or (b) above for the period ending on the date which is one year after the date hereof.

     (d) FEE OFFSET. Any cost overruns for the "Project" (as defined below) under the Construction Management Agreement shall be offset on a dollar-for-dollar basis against the fees otherwise payable to Manager pursuant to subsections (a) and (b) above. However, any subsequent cost savings under the Construction Management Agreement shall result in reimbursement of any fees previously offset under this subsection (d) to the extent of such savings.

     (e) ACCOUNTING FEE. Manager shall be entitled to an accounting fee equal to $1,500.00 per month for the Property, in order to compensate Manager for the accounting services required of Manager in connection with the performance of its obligations under this Agreement. Accordingly, notwithstanding anything to the contrary contained herein, Manager is not entitled to a separate reimbursement of its accounting costs in connection with this Agreement; provided, however, that the cost of the annual audit by an independent accountant required by Section 3.5(b) shall be the responsibility of Owner.

     (f) NO LEASING, BROKERAGE FEES OR OTHER COMPENSATION. No fee will be paid to the Manager for entering into any lease, license, concession agreement or service contract. All discounts, rebates and other inducements shall belong to Owner. No other compensation shall be payable to Manager or its Affiliates in connection with this Agreement, except as expressly set forth in this Agreement.

                       ARTICLE 7.  TERMINATION

     7.1 FINAL ACTION. Upon the expiration or sooner termination of this Agreement pursuant to Article 2 for any reason, Manager shall (a) complete the necessary accounting work for the Property upon its departure and deliver to Owner a final accounting;
(b) surrender and deliver up to Owner possession of the Property and all rents and income, including deposits, of the Property and other monies of Owner on hand and in any bank account; (c) deliver to Owner, as received, any monies due Owner under this Agreement but received after such termination; (d) deliver to Owner all materials and supplies, keys, contracts and documents, and such other accounting papers and records pertaining to this Agreement as Owner shall request; (e) assign to Owner or its designee any right Manager may have in and to any existing contracts relating to the operation and maintenance of the Property as Owner shall require, excluding the License Agreement, but including any service agreement entered into pursuant to Section 3.7 (and Manager shall indemnify, defend, protect and hold harmless Owner for any defaults [and all resulting costs, expenses and liabilities, including attorneys fees, arising therefrom] under such contracts arising from Manager's acts or omissions prior to the date of such assignment, except to the extent caused by Owner's default in providing funds required to be provided hereunder for payments to be made under such service contracts); and
(f) deliver to Owner, or Owner's duly appointed agent, all records, books, accounts, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property with the exception of employee records which must be retained by Manager according to law. Manager shall have the right to keep and maintain copies of any records which it delivers to Owner, provided that the same be kept in confidence by Manager. Owner shall have the right to obtain access during normal business hours to inspect Manager's employee records. In the alternative, the Manager shall provide Owner with copies of these records, upon Owner's request. Upon such termination Owner will assume responsibility for payment of all approved or authorized unpaid bills of the Property.

     EFFECT OF TERMINATION. Termination of this Agreement shall terminate all rights and obligations of the parties hereunder, except that such termination shall not prejudice the rights of either party against the other for any breach of this Agreement. Without limitation on the generality of the foregoing, Owner's termination of this Agreement shall terminate any and all rights of Manager to act on behalf of or with respect to the Property (and Manager shall, if Owner so requests, execute a notice to third parties, in form reasonably satisfactory to Owner, to the effect that Manager's rights have been so terminated). Owner and Manager acknowledge that the termination of this Agreement for any reason shall result in a termination of the License Agreement in accordance with its terms.

     COOPERATION. In the event this Agreement is terminated, Manager shall cooperate with Owner to allow Owner to effectively and productively continue the leasing and other management activities of Manager. Without limitation on the foregoing, Manager shall (a) cooperate with Owner in order to obtain a replacement license agreement to be granted to Owner or an agent or designee designated by Owner (and, if this Agreement is terminated by reason of a default by Manager or any of its Affiliates under this Agreement or any Ancillary Agreement, Manager shall be solely responsible for all costs and expenses associated with such issuance of the replacement License Agreement); and (b) deliver to Owner such information and documentation as Owner may reasonably request concerning potential tenants or guests for the Property. In connection with a sale of the Property, Owner acknowledges that the License Agreement shall terminate pursuant to its terms upon the sale of the Property, unless the terms of the sale of the Property (which such terms shall be as approved by Owner) provide for the continued management of the Property by Manager under this Agreement.

                      ARTICLE 8.  MISCELLANEOUS

     8.1 NOTICES: Any notice which a party is required or may desire to give another party shall be in writing and may be delivered (1) personally, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (4) by telecopy, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above. Any such notice shall be addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

TO OWNER:

     RW Hotel Partners, L.P.
     c/o Ridgewood Hotels, Inc.
     2859 Paces Ferry Road
     Suite 700
     Atlanta, Georgia 30339
     Attention:                   Mr. N. Russell Walden
     Telephone No.:               (770) 434 3670
     Facsimile No.:               (770) 433 8935

WITH A COPY TO:

     c/o Farallon Capital Management, Inc.
     One Maritime Plaza
     Suite 1325
     San Francisco, California  94111
     Attention:                    Mr. Jason M. Fish
     Telephone No.:               (415) 421 2132
     Facsimile No.:               (415) 421 2133

WITH A COPY TO:

     Pircher, Nichols & Meeks
     1999 Avenue of the Stars, Suite 2600
     Los Angeles, California  90067
     Attention:                    Real Estate Notices (SAC/RCS)
     Telephone No.:               (310) 201 8900
     Facsimile No.:               (310) 201 8922

TO MANAGER:

     Ridgewood Properties, Inc.
     2859 Paces Ferry Road
     Suite 700
     Atlanta, Georgia  30339
     Attention:                    Mr. N. Russell Walden
     Telephone No.:               (770) 434 3670
     Facsimile No.:               (770) 433 8935

WITH A COPY TO:

     Troutman Sanders
     Suite 5200
     600 Peachtree Street, N.E.
     Atlanta, Georgia  30308/2216
     Attention:                    John W. Moore, Esq.
     Telephone No.:               (404) 885 3188
     Facsimile No.:               (404) 885 3900

Any notice so given by mail or courier service shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or other proof of delivery. Any such notice not so given (including facsimile transmission) shall be deemed given upon receipt of the same by the party to whom the same is to be given.

     8.2 CONSENT AND APPROVALS. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party and shall not be deemed to have been given unless given in writing.

     8.3 AMENDMENTS. Except as otherwise herein provided, any and all amendments, additions or deletions to this Agreement shall be null and void unless approved by the parties (and Investor pursuant to Section 8.16). A change in the Monthly Report Forms set forth in Exhibit "C" or the Uniform Accounting System may be made by Owner, effective upon written notice thereof by Owner to Manager; upon receipt of such notice by Manager, such Exhibit "C" shall be deemed to have been amended.

     8.4 HEADINGS. All headings herein are inserted only for convenience of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

     8.5 REPRESENTATIONS. Manager represents and warrants that it is fully qualified and licensed, to the extent required by law, to manage hotels and perform all obligations assumed by Manager hereunder and is fully capable of performing such obligations. Manager agrees to comply with all such laws now or hereafter in effect.

     8.6 INDEMNIFICATION BY MANAGER. Manager shall indemnify, protect, defend and hold Owner, each partner of Owner and each of their respective officers, directors, members, partners and employees harmless from and against any and all claims, demands, losses, damages, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable attorneys' fees) (collectively, "Claims"), arising directly or indirectly, in whole or in part, out of any act or omission of Manager or of any of its agents, officers, employees or representatives, but only to the extent such act or omission constitutes willful misconduct, a material breach of this Agreement, an intentional act outside Manager's scope of authority or gross negligence. Such indemnification shall not apply to Manager's performance of its obligations under the License Agreement to the extent a default under the License Agreement is caused, directly or indirectly, by Owner's failure to provide the necessary funds for capital improvements or alterations reasonably required under the License Agreement within a reasonable time after written notice from Manager of such requirement. The provisions of this Section shall survive termination of this Agreement and the completion of Manager's services hereunder.

     8.7 INDEMNIFICATION BY OWNER. Owner shall indemnify, protect, defend and hold Manager (in its capacity as Manager [but not in any other capacity, including its capacity as the parent of RHI]) and all officers, directors, and employees of Manager harmless from any and all Claims arising out of the performance by Manager of its obligations and duties hereunder in accordance with the terms hereof; provided, however, that Owner does not hereby agree, and shall not be obligated to, so indemnify Manager from any such loss, cost, damage, liability or expense arising out of any act or omission of Manager or any of its agents, officers, employees or representatives, which act or omission constitutes willful misconduct, a material breach of this Agreement, an intentional act outside Manager's scope of authority or gross negligence. The provisions of this Section shall survive termination of this Agreement and the completion of Manager's services hereunder.

     8.8 ENTIRE AGREEMENT: This Agreement contains the entire understanding among the parties with respect to the matters contained herein, and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

     8.9 GOVERNING LAW. This Agreement shall be governed, construed and interpreted by the laws of the State of Kentucky, without regard to conflicts of law principles.

     8.10 ATTORNEYS' FEES: If any party obtains a judgment against any other party by reason of breach of this Agreement (whether in an action or through arbitration), such party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys' fees (including the reasonable value of in-house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.

     8.11  CERTAIN DEFINITIONS:  As used herein:

          "Acquisition Costs" as of a particular date means the sum of the following: (a) Owner's aggregate acquisition cost of the Property, including all due diligence costs and closing costs, which the parties hereby agree is equal to [$16,191,571.94] as of the date hereof; (b) the aggregate of all costs paid or incurred by Owner under the Construction Management Agreement on or prior to such date, including PIP costs; and (c) the aggregate of any other expenditures paid or incurred by Owner in connection with the Property on or prior to such date that would normally be capitalized under generally accepted accounting principles.

     "Affiliate" of a person or entity (or words of similar import, whether or not capitalized) includes (1) any officer, director, employee, shareholder, partner, member or relative within the third degree of kindred of the person or entity in question; (2) any corporation, partnership, limited liability company, trust or other person or entity controlling, controlled by or under common control with (a) the person or entity in question or (b) any affiliate of the person or entity in question (whether directly or indirectly through one or more intermediaries); and (3) any officer, director, trustee, partner, member or employee of any person or entity described in (2) above. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities or by contract or otherwise. Without limitation on the foregoing, RHI shall be deemed to be an Affiliate of Manager.

     "Ancillary Agreement" means any agreement, instrument, document or covenant made or entered into under, pursuant to, or in connection or concurrently with this Agreement and any amendment or amendments made at any time or times heretofore or hereafter to any of the same (including the License Agreement, the partnership agreement of Owner and the "Basic Agreement" and "Construction Management Agreement" therein defined).

     "Bankruptcy/Dissolution Event" with respect to a person or entity, means the commencement or occurrence of any of the following with respect to such person or entity: (1) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of (or a proceeding to appoint) a trustee or receiver of any property interest; (3) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial property interest; (4) an assignment for the benefit of creditors; (5) the taking of, failure to take, or submission to any action indicating (after reasonable investigation) an inability to meet its financial obligations as they accrue; or
(6) a dissolution or liquidation; provided, however, that the events described in clauses (1), (2) or (3) shall not be included if the same are (a) involuntary and not at any time consented to,
(b) contested within 30 days of commencement and thereafter diligently and continuously contested, and (c) dismissed or set aside, as the case may be, within 90 days of commencement.

     "Business Agreement" means any lease, rental agreement, loan agreement, mortgage, easement, covenant, restriction or other agreement or instrument at any time or times affecting all or a portion of the Property.

     "Business Plan" means the business plan for the Property of Owner, as the same may be amended from time to time.

     "Cure Period" means (1) fifteen (15) days after written notice specifying the nature of a default or breach in connection with a monetary default that is not a "Noncurable Default" (as hereinafter defined); (2) thirty (30) days after written notice specifying the nature of a default or breach under this Agreement, in connection with a non-monetary default that is not a Noncurable Default (provided, however, that if such non-monetary default cannot reasonably be cured within such 30-day period, and the defaulting party promptly commences the cure of such default and diligently pursues such cure to completion, then such 30-day period shall be extended to the extent reasonably necessary, but in no event after the date that is 45 days after such written notice); and (3) no period at all for a Noncurable Default. A "Noncurable Default" means any of the following: (a) a breach of a representation or warranty, (b) a breach of any restriction upon transfer or hypothecation, (c) an intentional breach, (d) a breach of fiduciary duty or a breach constituting fraud, bad faith or willful misconduct, (e) a breach of Section 8.12 or any other exclusive or non-competition covenant, (f) a breach of an obligation if there have been two prior breaches of such obligation or a similar obligation within the immediately preceding two-year period (e.g., a failure to timely deliver information if there have been at least two failures to timely deliver the same or different information within the immediately preceding 2-year period), (g) taking action on behalf of Owner that is beyond the scope of authority established by this Agreement (or in the case of a default under a Ancillary Agreement, such Ancillary Agreement), or (h) a Bankruptcy/Dissolution Event.

     "Governmental Requirements" means all permits, licenses, approvals, entitlements and other governmental authorizations required in connection with the ownership, construction, use, operation or maintenance of the Property, including any development agreement, indemnity, surety or performance bond or other similar assurances to governmental agencies in connection with the obtaining of entitlements and other governmental approvals for the Property.

     "Laws" means all procedural and substantive federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements (including those relating to the environment, health and safety, or handicapped persons), applicable to Property, or the ownership, use, operation, maintenance, sale, lease or other disposition thereof.

     "Net Operating Income" for a particular period means the "Distributable Cash" (as defined in the partnership agreement of Owner) for such period with the following adjustments: (a) no sale or financing proceeds shall be included in Distributable Cash; and
(b) there shall be no deduction for the following in order to arrive at Distributable Cash: (i) principal or interest payments under any indebtedness of Owner; and (ii) costs that are capitalized and included in Acquisition Costs.

     "Requirements" means this Agreement, the Business Plan, the Approved Operating Budget, the Approved Capital Budget, the Business Agreements, the License Agreement, all plans and specifications approved by Owner, Laws and Governmental Requirements, collectively.

     8.12 COMPETITION: Without limitation on the obligations of Manager and its Affiliates under Ancillary Agreements, during the term of this Agreement, Manager shall not engage in activities which would adversely affect Manager's ability to perform its obligations under this Agreement or which are competitive with the Property.

     8.13 COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

     8.14 TERMINOLOGY: Section headings are for reference only and do not modify or affect this Agreement. When the context requires, any gender includes any other gender, the singular includes the plural, and the plural includes the singular. Whenever the words "including", "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words ", without limitation," immediately followed the same.
Except as otherwise indicated, all Section and Exhibit references in this Agreement shall be deemed to refer to the Sections in and Exhibits to this Agreement.

     8.15  TIME:  Time is of the essence of this Agreement.

     8.16 INVESTOR: It is understood that Manager is the parent of RHI, which is the general partner of Owner and, in light of this affiliation, all notices, reports, and other documents and information required to be provided to Owner hereunder shall be provided simultaneously by Manager to both RHI and the other limited partner in Owner ("Investor"), and any approval, consent or other determination or judgment to be made by Owner hereunder shall not be effective unless approved in writing by Investor. Without limitation on the foregoing, this Agreement shall not be amended without the prior written consent of Investor.

     8.17 ASSIGNMENT: Manager may not directly or indirectly transfer, sell, assign, or hypothecate its interest under this Agreement or any rights hereunder to any other entity or person, without the written consent of Owner. Any assignment of this Agreement by Manager is subject to approval by Holiday Inns Franchising, Inc.

     8.18 ILLEGALITY: If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

     8.19 NO JOINT VENTURE. This Agreement shall not be construed as effecting a partnership or joint venture between Owner and Manager.

     8.20 CUMULATIVE REMEDIES. The rights and remedies of the parties hereto shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

     8.21 LIMITATION OF LIABILITY. Owner shall not be personally liable in any manner or to any extent under or in connection with this Agreement, and Manager and its successors and assigns and, without limitation, all other persons, partnerships, limited liability companies, corporations and entities shall look solely to the Property for the satisfaction of any claims or judgments against Owner. The limitation of liability provided in this Section is in addition to, and not in limitation of, any limitation on liability applicable to Owner provided by law or by any other contract, agreement or instrument.

     8.22 BINDING EFFECT; WAIVER: This Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns. Except as expressly provided in Sections 8.6 and 8.16, this Agreement shall not benefit or be enforceable by any other person or entity. No waiver of any breach of any covenant, condition or agreement contained herein shall be construed to be a subsequent waiver of that covenant, condition or agreement or of any subsequent breach thereof or of this Agreement.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first written above.

                                  OWNER:

                                  RW HOTEL PARTNERS, L.P.,
                                  a Delaware limited partnership

                                  By:  RIDGEWOOD HOTELS, INC.,
                                       a Georgia corporation
                                       General Partner

                                       By: ________________________
                                       Name: _______________________
                                       Title: ______________________


                                  MANAGER:

                                  RIDGEWOOD PROPERTIES, INC.,
                                  a Delaware corporation

                                      By:  _________________________
                                      Name: ________________________
                                      Title: ______________________

                              EXHIBIT A

                    LEGAL DESCRIPTION OF PROPERTY

Property situated in the City of Jeffersontown, County of Jefferson, State of Kentucky, and more particularly described as follows:

BEGINNING at a point in the East right of way line of Hurstbourne Lane, which point is 400 feet North of the intersection of the North line of Ramp No. 1 of I-64, as measured along the East line of Hurstbourne Lane; thence South 79 degrees 31 minutes 29 seconds East 250 feet; thence South 10 degrees 28 minutes 31 seconds West 543.83 feet to a point in the North right of way line of said Ramp No. 1 of I-64; thence with the said right of way line South 56 degrees 52 minutes 3 seconds East 364.70 feet to a pipe; thence continuing with said right of way line, South 71 degrees 27 minutes 23 seocnds East
255.13 feet to a pipe; thence leaving the said right of way line, North 40 degrees 24 minutes East 502.19 feet to a pipe; thence North 56 degrees 39 minutes 48 seconds West 900.57 feet to a pipe; thence North 79 degrees 31 minutes 29 seconds West 259.86 feet to a pipe in the East right of way line of Hursbourne Lane; thence with said right of way line, South 10 degrees 28 minutes 31 seconds West 65 feet to the point of beginning.

                            EXHIBIT B

           FORM OF OPERATING BUDGET AND CAPITAL BUDGET

LVIBUD95.ssf
09/25/95
                         Holiday Inn - Louisville
                         Operating Budget for 1995
                                  ($000)

                          AUG-16  SEP95   OCT95   NOV95   DEC95    1995

Rooms Available             4405    8010    8277    8010    8277   36979
Rooms Occupied              3381    6090    6378    4827    4318   24994
Average Rate               74.00   73.02   72.97   72.26   71.45   72.71
Occupancy %                76.8%   76.0%   77.1%   60.3%   52.2%   67.6%

Gross Revenue              330.5   615.7   643.3   503.1   447.4  2540.0

Rooms Revenue              250.2   444.7   465.4   348.4   308.5  1817.2
 Labor Cost                 32.6    61.2    63.1    52.8    50.3   260.0
 Other Exp                  16.8    29.3    33.2    27.1    22.1   128.5
Total Expenses              49.4    90.5    96.3    79.9    72.4   388.5
Dept Profit                200.8   354.2   369.1   268.5   236.1  1428.7

Telephone Revenue            7.5    15.4    16.1    14.7    12.0    65.7
  Cost                       2.5     5.3     6.2     4.6     5.7    24.3
  Dept Profit                5.0    10.1     9.9    10.1     6.3    41.4

Food Revenue                61.7   126.8   133.5   116.3   101.3   539.6
  Food Cost                 16.8    35.1    37.0    31.5    29.0   149.4
  Labor Cost                21.0    42.8    45.2    40.7    39.7   189.4
  Other                      5.0    11.2    13.1     9.5     8.2    47.0
  Total Expenses            42.8    89.1    95.3    81.7    76.9   385.8
  Dept Profit               18.9    37.7    38.2    34.6    24.4   153.8

Bar Revenue                  9.8    25.5    26.4    21.5    23.4   106.5
  Beverage Cost              2.0     5.3     5.4     4.4     4.9    22.0
  Labor Cost                 1.2     2.4     2.4     2.1     1.9    10.0
  Entertn Cost               0.0     0.6     0.0     0.0     4.7     5.3
  Other                      0.6     1.1     1.1     1.0     0.8     4.6
  Total Expenses             3.8     9.4     8.9     7.5    12.3    41.9
  Dept Profit                6.0    16.1    17.5    14.0    11.1    64.6

Food & Bev Dept Profit      24.9    53.8    55.7    48.6    35.5   218.4

Other Income                 1.3     3.3     1.9     2.2     2.2    10.9

Gross Operating Income     232.0   421.4   436.6   329.4   280.1  1699.5

Admin & Genl                27.0    50.7    52.4    46.9    50.8   227.7
Franchise Fee               10.1    17.8    18.9    13.3    12.3    72.4
Marketing                   20.6    37.2    40.3    32.6    33.2   163.9
Utilities                   11.8    18.5    18.8    17.1    22.2    88.4
R&M Labor                    9.0    17.1    17.4    15.7    17.5    76.7
R&M Other                    7.5    12.1    15.5    15.3    14.5    64.9
  Total Expenses            86.0   153.4   163.3   140.9   150.5   694.1

Profit before Fixed Exp    146.0   268.0   273.3   188.5   129.6  1005.3

Taxes & Insurance           10.4    15.5    20.2    18.1    16.0    80.2
FF&E Reserve                13.2    24.6    25.7    20.1    17.9   101.6

Income before Deprn (NOI)  122.3   227.9   227.3   150.3    95.7   823.5


                          Holiday Inn - Louisville
                           Capital Budget for 1995
                                   ($000)


Capital Budget for balance of 1995:

Modernization budget                    443.0

Other capital items:
     Computer equipment                   4.2
     Dance floor & stage riser           12.6
     Kitchen equipment                    9.0

Leased equipment:
     Van, $25K, operating lease           0.0
                                        _____
     Total capital budget               468.8

                            EXHIBIT C

                         MONTHLY REPORTS

Manager shall generate, update and maintain the following reports, using the Uniform Accounting System:

     Income Recaps
     Rents Receivable Report
     Property Profit and Loss Statement
     Capital Expenditure and Leasing Commissions Report
     Management Reports
     Variance Analysis
     Departmental Schedules

     INCOME RECAP: Identify all income and security deposits billed and amounts collected. The ending accounts receivable balance equals the sum of: 1) the beginning accounts receivable, plus
     2) the billing of the current month, less 3) amounts collected. The ending accounts receivable balance should agree to the Accounts Receivable Report. The advance deposit report should reflect the Owner's total liability for advance deposits outstanding at report date.

     PROPERTY PROFIT & LOSS STATEMENT: Report monthly and year to date property income and expenses using Uniform Code of Accounts Schedules and Chart of Accounts. Prepare budget variance analysis. Explain any significant operating issues and significant budget to actual variances. Include reconciled bank statements and reconciliations. Reconcile the bank statement cash balance to the operating statement ending balance. Indicates the amount available to be available to the Owner (Owner's Cash Flow).

     CAPITAL EXPENDITURE: Describe and cost all capitalized disbursement items.

                              EXHIBIT D

                          LICENSE AGREEMENT



LOCATION: 1325 Hurstbourne Lane Louisville, KY  40222

                              LOCATION No.: #3013

                              DATE:_________________________














                 HOLIDAY INNS FRANCHISING, INC.



                         HOLIDAY INN r CHANGE OF OWNERSHIP AGREEMENT

                              WITH

                          RIDGEWOOD PROPERTIES, INC.


                                   LICENSEE


                        HOLIDAY INNS FRANCHISING, INC.
                              LICENSE AGREEMENT
                               TABLE OF CONTENTS

1.  THE LICENSE
     A.  The Hotel
     B.  The System

2.  GRANT OF LICENSE

3.  LICENSEE'S RESPONSIBILITIES
     A.  Operational and Other Requirements
     B.  Upgrading of the Hotel
     C.  Fees

4.  LICENSOR'S RESPONSIBILITIES
     A.  Training
     B.  Reservation Services
     C.  Consultation on Operations, Facilities and Marketing
     D.  Use of Marketing, and Reservation Contribution
     E.  Maintenance of Standards
     F.  Application of Manual
     G.  Other Arrangements for Marketing, Etc.
     H.  Licensor's Use of Other Advertising/Promotional Support
         Funds

5.  APPEALS, CHANGES IN THE MANUAL
     A.  Appeals
     B.  Changes in the Manual
     C.  Decisions on Appeal
     D.  Limitation on Appeal Rights

6.  IAHI
     A.  Membership
     B.  Function of Committees

7.  PROPRIETARY RIGHTS
     A.  Ownership of System
     B.  Trademark Disputes
     C.  Protection of Name and Marks

8.  RECORDS AND AUDITS
     A.  Monthly Statements
     B.  Preparation and Maintenance of Records
     C.  Audit
     D.  Annual Financial Statements

9.  INDEMNITY AND INSURANCE
     A.  Indemnity
     B.  Insurance
     C.  Evidence of Insurance

10. TRANSFER
     A.  Transfer by Licensor
     B.  Transfer by Licensee
     C.  Transfer of Equity Interests That Are Not Publicly Traded
     D.  Transfers of Publicly-Traded Equity Interests
     E.  Transfer of the License
     F. Transfers of the License or Equity Interest in the License Upon Death
     G.  Registration of a Proposed Transfer of Equity Interests
     H.  Transfer of Real Estate
     I.  Management of the Hotel

11. CONDEMNATION AND CASUALTY
     A.  Condemnation
     B.  Casualty
     C.  No Extensions of Term

12. TERMINATION
     A.  Expiration of Term
     B.  Termination by Licensee on Advance Notice
     C.  Termination by Licensor on Advance Notice
     D.  Immediate Termination by Licensor
     E.  De-Identification of Hotel Upon Termination
     F.  Payment of Liquidated Damages

13. RELATIONSHIP OF PARTIES
     A.  No Agency Relationship

14.  MISCELLANEOUS
     A.  Severability and Interpretation
     B.  Binding Effect
     C.  Exclusive Benefit
     D.  Entire Agreement
     E.  Licensor Withholding Consent
     F.  Notices
     G.  General Release and Covenant Not to Sue
     H.  Performance of the Work
     I.  Reimbursement of Expenses
     J.  Descriptive Headings

SPECIAL STIPULATIONS
GUARANTY
ATTACHMENT A




                 HOLIDAY INNS FRANCHISING, INC. THREE RAVINIA DRIVE, ATLANTA, GEORGIA 30346 HOLIDAY INN r CHANGE OF OWNERSHIP
                         AGREEMENT

     This License Agreement dated___________________, 19 between Holiday Inns Franchising, Inc., a Delaware corporation ("Licensor"), and Ridgewood Properties, Inc. a Delaware corporation ("Licensee") whose address is 2859 Paces Ferry Road, Suite 700, Atlanta, GA 30339.

                 THE PARTIES AGREE AS FOLLOWS:

1.    THE LICENSE:

     Licensor owns, operates and licenses a system designed to provide a distinctive, high quality hotel service to the public under the name "Holiday Innr", (the "System"). High standards established by Licensor are the essence of the System. Future investments may be required of Licensee under this License Agreement ("License"). Licensee has independently investigated the risks of the business to be operated hereunder, including current and potential market conditions, competitive factors and risks, has read Licensor's Offering Circular for Prospective Franchisees; and has made an independent evaluation of all such facts. Neither Licensor nor any other person on Licensor's behalf has made any representation to Licensee concerning this License not fully set forth herein. Aware of the relevant facts, Licensee desires to enter into this License in order to obtain a license to use the System in the operation of a Holiday Inn hotel (the "Hotel") located at 1325 Hurstbourne Lane, Louisville, KY 40222.

     A. The Hotel. The Hotel comprises all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas from time to time located on the land identified by Licensee to Licensor in anticipation of this License, or located on any land from time to time approved by Licensor for additions, signs or other facilities. The Hotel now includes the facilities listed on Attachment "A" hereto. No change in the number of approved guest rooms and no other significant change in the Hotel may be made without Licensor's approval. Licensee represents that it is entitled to possession of the Hotel during the entire license term without restrictions that would interfere with anything contemplated in this License.

     B. The System. The System is composed of elements, as designated from time to time by Licensor, designed to identify "Holiday Inn hotels" to the consuming public and/or to contribute to such identification and its association with quality standards. The System at present includes the service marks "Holiday Innr", "Holiday Inn Garden Courtsm", "Crowne Plazar", "Holiday Inn Expressr", "Holiday Inn Hotel & Suites," Holiday Inn Selectsm", "Holiday Inn SunSpree Resort", and "Crowne Plazar Resort hotels", (as appropriate to the specific hotel operation to which it pertains) "Holidexr", and such other service marks and such copyrights, trademarks and similar property rights as may be designated from time to time by Licensor in accordance with Licensor's specifications to be part of the System; access to a reservation service; distribution of advertising, publicity and other marketing programs and materials; the furnishing of training programs and materials; standards, specifications and policies for construction, furnishing, operation, appearance and service of the Hotel, and other requirements as stated or referred to in this License and from time to time in Licensor's Holiday Inn Standards Manual (the "Manual") or in other communications to Licensee; and programs for inspecting the Hotel and consulting with Licensee. Licensor may add elements to the System or modify, alter or delete elements of the System in its sole discretion from time to time.

2.   GRANT OF LICENSE:

     Licensor hereby grants to Licensee a non-exclusive license to use the System only at the Hotel, but only in accordance with this License and only during the "License Term" beginning with the date hereof and terminating under paragraph 12 hereof. The License applies to the location specified herein and to no other location. Licensee acknowledges that Licensor, its divisions, subsidiaries, affiliates and parent are and may in the future be engaged in other business activities including activities involving transient lodging and related activities, and that Licensee is acquiring no rights hereunder other than the right to use the System as specifically defined herein in accordance with the terms of this License. This License does not limit Licensor's right or the rights of any parent, subsidiary or affiliate of Licensor, to use or license the System or any part thereof or to engage in or license any business activity at any other location.

3.   LICENSEE'S RESPONSIBILITIES:

     A.   Operational and Other Requirements.  During the License
Term, Licensee will:

                    (1) maintain a high moral and ethical standard and atmosphere at the Hotel;
                    (2) maintain the Hotel in a clean, safe and orderly manner and in first class condition;
                    (3) provide efficient, courteous and high-quality service to the public;
                    (4) operate the Hotel 24 hours a day every day except as
               otherwise permitted by Licensor based on special circumstances;
                    (5) strictly comply in all respects with the Manual and with all other general, company-wide policies, procedures and requirements of Licensor which may be from time to time communicated to Licensee in writing by Licensor;
                    (6) strictly comply with all of Licensor's general, company-wide standards and specifications for goods and services used in the operation of the Hotel and other reasonable requirements to protect the System and the Hotel from unreliable sources of supply;
                    (7) strictly comply with Licensor's general, company wide requirements for licensees as to:
                         (a) the types of services and products that may be used, promoted or offered at the Hotel;
                         (b) the types and quality of services and products
               that, to supplement services listed on Attachment A, must be used, promoted or offered at the Hotel;
                         (c)  use, display, style and type of signage;
                         (d) directory and reservation service listings of the Hotel;
                         (e) training of persons to be involved in the operation of the Hotel;
                         (f) participation in all marketing, reservation service, advertising, training and operating programs designated by Licensor as System-wide (or area-wide) programs in the best interests of hotels using the System, provided that with regard to area-wide programs, Licensee may request Licensor's approval that Licensee need not participate, reasonable approval not to be withheld;
                         (g) maintenance, appearance and condition of the Hotel; and
                         (h) quality and types of services offered to customers at the Hotel.
                    (8) use such automated guest service and/or hotel management and/or telephone or telecommunication system(s) which Licensor deems to be in the best interests of the System, including any additions, enhancements, supplements, or variants thereof which may be developed during the term hereof; provided that, if compliance with the requirements of this paragraph will cause Licensee undue hardship, Licensee may terminate the License by complying with the provisions of paragraph 12.B;
                    (9) participate in and use those reservation services which Licensor deems to be in the best interests of the System, including any additions, enhancements, supplements or variants thereof which may be developed during the term hereof;
                    (10) adopt all improvements or changes to the System as
               may be from time to time designated by Licensor;
                    (11) strictly comply with all governmental requirements,
               pay all taxes, and maintain all governmental licenses and permits necessary to operate the Hotel in accordance with the System;
                    (12) permit inspection of the Hotel by Licensor's
                representatives at any time and give them free lodging for such time as may be reasonably necessary to complete their inspections;
                    (13) promote the Hotel on a local or regional basis
                subject to Licensor's requirements as to form, content and prior approvals;
                    (14) insure that no part of the Hotel or the System is
                used to further or promote a competing business or other lodging facility, except as Licensor may approve for businesses or lodging facilities owned, licensed, operated or otherwise approved by Licensor or its parent, divisions, subsidiaries, and affiliates;
                    (15) use every reasonable means to encourage use of
               Holiday Inn Express facilities everywhere by the public;
                    (16) in all respects use Licensee's best efforts to
               reflect credit upon and create favorable public response to the name "Holiday Inn"; and
                    (17) promptly pay to Licensor all amounts due Licensor,
               its parent, subsidiaries and affiliates as royalties or fees, whether or not arising out of this License, or for goods or services purchased by Licensee for use at the Hotel.

     B. Upgrading of the Hotel. Using the same standards applicable generally to hotels under the System operated by Licensor and its licensees in the same category as the Hotel, Licensor may at any time during the term hereof require substantial modernization, renovation and other upgrading of the Hotel. Limited exceptions from those standards may be made by Licensor based on local conditions or special circumstances. If the upgrading requirements contained in this paragraph 3.B cause Licensee undue hardship, Licensee may terminate the License by complying with paragraph 12.B.

     C.   Fees.

          (1) For each month (or part of a month) during the License Term, Licensee will pay to Licensor by the 15th of the following month:
               (a) a royalty of 5% of the gross rooms revenues attributable to or payable for rental of guest rooms at the Hotel with deductions for sales and room taxes only ("Gross Rooms Revenue"); and
               (b) a "Marketing Contribution" of 1.5% of Gross Rooms Revenue, this contribution being subject to change by Licensor from time to time if either approved by:
                    (i) a majority of members (which shall be counted on the
                        basis of one hotel, one vote) of the System who represent a majority of the hotels to be subject to the increase; or
                    (ii)approved by a majority of the members of the System
                        or the "IAHI" (the International Association of Holiday Inns, Inc. or successor sanctioned as such by Licensor) at a meeting of System licensees or at an annual IAHI meeting either as may be convened by Licensor upon no less than 45 days' advance notice;

                    Licensor may, in its sole discretion upon 30 days' prior written notice, increase this Contribution by an amount not to exceed .5% of Gross Rooms Revenue and such increase shall be effective for a period no longer than 12 months provided that, in the event of such increase, Licensor shall not make such a discretionary increase again for a period of 24 months after the expiration date of any such increase; and
               (c) a "Reservation Contribution" of 1% of Gross Rooms Revenue, this contribution being subject to change in the same manner as provided above for the Marketing Contribution; and
               (d) a monthly Holidex fee of $6.12 for each guest room at the Hotel plus such increases as Licensor may judge reasonable, but in no case exceeding in any calendar year 10% of the fee in effect at the beginning of that year; and
               (e) all fees due for Travel Agent Commission Programs and Hotel Marketing Association and Field Marketing Co-op Programs attributable to the Hotel if Licensee uses the same or if such programs are mandatory on a company-wide basis; and
               (f) an amount equal to any sales, gross receipts or similar tax imposed on Licensor and calculated solely on payments required hereunder, unless the tax is an optional alternative to an income tax otherwise payable by Licensor.

               Licensee will operate the Hotel so as to maximize gross rooms revenues of the Hotel consistent with sound marketing and industry practice and will not engage in any conduct which reduces gross rooms revenues of the Hotel in order to further other business activities.
          (2) A standard initial fee as set forth in Licensor's then current Offering Circular for Prospective Franchisees will be charged upon application for any guest rooms to be added to the Hotel.

          (3) Additional royalties may be charged on revenues (or upon any other basis, if so determined by Licensor) from any activity if it is added at the Hotel by mutual agreement and:
               (a) it is not now offered at System hotels generally and is likely to benefit significantly from or be identified significantly with the Holiday Inn name or other aspects of the System; or
               (b) it is designed or developed by or for Licensor.
          (4) Charges may be made for optional products or services accepted by Licensee from Licensor, either in accordance with current practice or as developed in the future.
          (5) Each payment under this paragraph 3.C, except the standard initial fee, shall be accompanied by the monthly statement referred to in paragraph 8.A. Licensor may apply any amounts received under this paragraph 3.C. to any amounts due under this License. If any amounts are not paid when due, such non-payment shall constitute a breach of this License and in addition, such unpaid amounts, will accrue interest beginning on the first day of the month following the due date at 1 1/2% per month or the maximum interest permitted by applicable law, whichever is less.
          (6) Local and regional marketing programs and related activities may be conducted by Licensee, but only at Licensee's expense and subject to Licensor's requirements. Reasonable charges may be made for optional advertising materials ordered or supplied by Licensor to Licensee for such programs and activities.
          (7) Licensor and Licensee shall comply with each other's reasonable requirements concerning confidentiality of information.

4.   LICENSOR'S RESPONSIBILITIES:

     A. Training. During the License Term, Licensor will continue to specify and provide required and optional training services and programs at various locations. A fee will be charged for required training with respect to certain computer systems provided by Licensor or its affiliates in accordance with the terms of the agreements relating to those systems, however, no charge will be made for other required training services and programs. Travel, lodging and other expenses of Licensee and its employees will be borne by Licensee. Reasonable charges may be made for training materials.

     B. Reservation Services. During the License Term, so long as Licensee is in full compliance with its material obligations hereunder, Licensor will afford Licensee access to Reservation
Service for the Hotel on terms consistent with this License.

     C. Consultation on Operations, Facilities and Marketing. During the License Term, Licensor will, from time to time at Licensor's discretion, make available to Licensee consultation and advice in connection with operations, facilities and marketing.

     D. Use of Marketing, and Reservation Contribution. The Marketing Contribution will be used by Licensor for costs associated with advertising, promotion, publicity, market research and other marketing programs and related activities for the System. The Reservation Contribution will be used by Licensor exclusively for costs associated with reservation programs and related activities for the System. Licensor will make available and use for the same purposes, marketing and reservation funds computed on the basis generally applicable to licensees of the System. Licensor is not obligated to expend funds for marketing or reservation services in excess of the amounts received from licensees using the System and those funds made available by Licensor as set out hereinabove.
Local and regional marketing programs and related activities may be conducted by Licensee, but only at Licensee's expense and subject to Licensor's requirements. Reasonable charges may be made for optional advertising materials ordered or used by Licensee for such programs and activities.

     E. Maintenance of Standards. Licensor will conscientiously seek to maintain high standards of quality, cleanliness, appearance and service at all hotels using the System so as to promote, protect and enhance the public image and reputation of the Holiday Inn name and to increase the demand for services offered by the System. Licensor's judgment in such matters shall be controlling in all respects, and it shall have wide latitude in making such judgments.

     F. Application of Manual. All hotels operated under the System will be subject to the Manual, as it may from time to time be modified or revised by Licensor, including limited exceptions from compliance which may be made based on local conditions, type of hotel or special circumstances.

     G. Other Arrangements for Marketing, Etc. Licensor may enter into arrangements for development, reservation services, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity, and may use any facilities, programs, services or personnel used in connection with the System, in connection with any business activities of its parent, subsidiaries, divisions or affiliates.

     H. Licensor's Use of Other Advertising/Promotional Support Funds. To the extent that advertising and/or promotional support and/or funding may become available to Licensor's parent, affiliates or subsidiaries and/or Licensor from third parties on account of the totality of the activities of Licensor's parent, affiliates and subsidiaries, including hotels operated under the System, such support and/or funding may be used or designated by Licensor's parent, affiliates or subsidiaries, or Licensor, to benefit such enterprises in the aggregate, in such proportion and manner as Licensor's parent, affiliates or subsidiaries, or Licensor determines reasonably promotes the totality of such enterprises, exercising reasonable good faith business judgment with respect to such determination, provided that any such support or funding coming from activities of the System shall be used for the benefit of the System.

5.   APPEALS, CHANGES IN THE MANUAL:

     A. Appeals. Decisions, other than termination notices, made on behalf of Licensor specifically with reference to the Hotel may be appealed to Licensor's Franchise Committee if done promptly after Licensee has diligently sought relief through Licensor's normal channels of authority. With the approval in writing of any member of the Franchisee Committee, the decision may be further appealed to the Executive Committee of Licensor's Board of Directors.

     B. Changes in the Manual. Each change in the Manual must be explained in writing to Licensee at least 30 days before it goes into effect. Licensor's Franchise Committee or its equivalent must approve any such change and must determine that the change was formulated in good faith in the best interests of the System, after seeking the advice and counsel of the Rules of Operation Committee of the IAHI.

     C. Decisions on Appeal. Licensor shall have the right to decide appeals under this paragraph 5, solely on the basis of written submissions. No appeal will suspend a decision or change, until and unless the appeal is successful. Any action taken by Licensor in the enforcement of this Agreement that is shown to be arbitrary or capricious will be rescinded by Licensor to the extent feasible, but wide discretion and latitude will be allowed to the judgment of Licensor in the discharge of its overriding responsibility to maintain and improve the standards, performance and facilities of the hotels using the Holiday Inn, Crowne Plaza, Holiday Inn Express, Holiday Inn Hotel & Suites, Holiday Inn Select, Holiday Inn SunSpree Resort, Crowne Plaza Resort, or any other Holiday Inn hotel brand or Holiday Inn name. Licensor will conscientiously seek to maintain high standards of quality, cleanliness, appearance and service at all hotels using the System so as to promote, protect and enhance the public image and reputation of all Holiday Inn hotel brand names or any other Holiday Inn name, and to increase the demand for services offered by the System. The Manual will apply to all hotels operated under the System by Licensor and its licensees. Limited exceptions from compliance may be made based on local conditions or special circumstances.

     D. Limitation on Appeal Rights. Licensee will not be arbitrary, capricious or unreasonable in exercising its appeal (or any other) rights under this License, and will use them only for the purpose for which intended.

6.   IAHI:

     A. Membership. Licensee, other licensees of the System, and Licensor are eligible for membership in the IAHI and are entitled to vote at its meetings on the basis of one hotel, one vote, provided that Licensee or Licensor, as the case may be, has paid all its dues and fees owing to the IAHI. The purposes of the IAHI will be to consider and discuss, and make recommendations on common problems relating to the operation of System hotels. Licensor will seek the advice and counsel of the IAHI Board of Directors and its Rules of Operations, Advertising and Reservation Committees.

     B. Function of Committees. IAHI committees, their functions and their members will be subject to approval in writing by Licensor, which approval will not be unreasonably withheld. Recognizing that the IAHI must function in a manner consistent with the best interests of all persons using the System, the Licensee and Licensor will use their best efforts to cause the governing rules of the IAHI to be consistent with this License.

7.   PROPRIETARY RIGHTS:

     A. Ownership of System. The Licensee acknowledges and will not contest, either directly or indirectly Licensor's unrestricted and exclusive ownership of the System and any element(s) or component(s) thereof, or that Licensor has the sole right to grant licenses to use all or any element(s) or component(s) of the System. Licensee specifically agrees and acknowledges that Licensor is the owner of all right, title and interest in and to the marks "Holiday Inn," "Crowne Plaza," "Holiday Inn Express," "Holiday Inn Hotel & Suites", "Holiday Inn Select," "Holiday Inn SunSpree Resort," "Crowne Plaza Resort," and all other marks associated with the System together with the goodwill symbolized thereby, and that Licensee will not contest directly or indirectly the validity or ownership of the marks either during the term of this License or after its termination. All improvements and additions whenever made to or associated with the System by the parties hereto or anyone else, and all service marks, trademarks, copyrights, and service mark and trademark registrations at any time used, applied for or granted in connection with the System, and all goodwill arising from Licensee's use of Licensor's marks shall inure to the benefit of and become the property of Licensor. Upon expiration or termination of this License, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee's use of the System or any element(s) or component(s) of the System including any trademarks or service marks licensed hereunder.

     B. Trademark Disputes. Licensor will have the sole right and responsibility to handle disputes with third parties concerning use of all or any part of the System, and Licensee will, at its reasonable expense, extend its full cooperation to Licensor in all such matters, provided that Licensee shall have the right to defend itself against a claim of infringement should Licensor decline to do so. All recoveries made as a result of disputes with third parties regarding use of the System or any part thereof shall be for the account of Licensor. Licensor need not initiate suit against alleged imitators or infringers, and may settle any dispute by grant of a license or otherwise. Licensee will not initiate any suit or proceeding against alleged imitators or infringers, or any other suit or proceeding to enforce or protect the System.

     C. Protection of Name and Marks. Both parties will make every effort consistent with the foregoing to protect and maintain the name and mark "Holiday Inn" and its distinguishing characteristics (and the other service marks, trademarks, slogans, etc., associated with the System). Licensee agrees to execute any documents deemed necessary by Licensor or its counsel to obtain protection for Licensor's marks or to maintain their continued validity and enforceability. Licensee agrees to use the names and marks associated with the System only in the manner authorized by Licensor and acknowledges that any unauthorized use thereof shall constitute infringement of Licensor's rights.

8.   RECORDS AND AUDITS:

     A. Monthly Statements. At least monthly, Licensee shall prepare a statement which will include all information concerning Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data and other information required by Licensor that may be useful in connection with marketing and other functions of Licensor, its parent, subsidiaries, divisions or affiliates (the "Data"). The Data shall be the property of Licensor. The Data will be permanently recorded and retained by Licensee as may be reasonably required by Licensor. By the 3rd of each month, Licensee will submit to Licensor a statement setting forth the Data and reflecting the computation of the amounts then due under paragraph 3.C. The statement will be in such form and detail as Licensor may reasonably request from time to time, and may be used by Licensor for its reasonable purposes.

     B. Preparation and Maintenance of Records. Licensee will, in a manner and form satisfactory to Licensor and utilizing accounting and reporting standards as reasonably required by Licensor, prepare on a current basis (and preserve for no less than 4 years), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel, and maintain an accounting system which fully and accurately reflects all financial aspects of the Hotel and its business. Such records shall include but not be limited to books of account, tax returns, governmental reports, register tapes, daily reports, and complete quarterly and annual financial statements (profit and loss statements, balance sheets and cash flow statements).

     C. Audit. Licensor may require Licensee to have the Gross Rooms Revenue or other monies due hereunder computed and certified as accurate by a certified public accountant. During the License Term and for two years afterward, Licensor and its authorized agents will have the right to verify information required under this License by requesting, receiving, inspecting and auditing, at all reasonable times, any and all records referred to above wherever they may be located (or elsewhere if reasonably requested by Licensor). If any such inspection or audit discloses a deficiency in any payments due hereunder, and the deficiency in any payment is willful or exceeds 5% of the correct amount and is not offset by overpayment, Licensee shall immediately pay to Licensor the deficiency and interest thereon as provided in paragraph 3.C(5) and Licensee shall also immediately pay to Licensor the entire cost of the inspection and audit, including but not limited to travel, lodging, meals, salaries and other expenses of the inspecting or auditing personnel. If the audit discloses an overpayment, Licensor will immediately refund it to Licensee.

     D. Annual Financial Statements. Licensee will submit to Licensor as soon as available but not later than 90 days after the end of Licensee's fiscal year, and in a format as reasonably required by Licensor, complete financial statements for such year. Licensee will certify them to be true and correct and to have been prepared in accordance with generally accepted accounting principles consistently applied, and any false certification will be a breach of this License.

9.    INDEMNITY AND INSURANCE:

     A. Indemnity. Licensee will indemnify Licensor, its parent, and its subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns against, hold them harmless from, and promptly reimburse them for, all payments of money (fines, damages, legal fees, expenses, etc.) by reason of any claim, demand, tax, penalty, or judicial or administrative investigation or proceeding (even where negligence of Licensor and/or its parent, subsidiaries and affiliates is alleged) arising from and after the date of this License any claimed occurrence at the Hotel or any act, omission or obligation of Licensee or anyone associated or affiliated with Licensee or the Hotel. At the election of Licensor, Licensee will also defend Licensor and/or its parent, subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns against same. In any event, Licensor will have the right, through counsel of its choice, to control any matter to the extent it could directly or indirectly affect Licensor and/or its parent, subsidiaries or affiliates or their officers, directors, employees, agents, successors or assigns. Licensee agrees to pay Licensor all expenses including attorney's fees and court costs, incurred by Licensor, its parent, subsidiaries, affiliates, and their successors and assigns to remedy any defaults of or enforce any rights under the License; effect termination of the License or collect any amounts due under the License. Notwithstanding anything else herein to the contrary, Licensee does not indemnify Licensor hereunder when any damages result due to Licensor's sole negligence, as determined by a court of competent jurisdiction.

     B. Insurance. During the License Term, Licensee will comply with all insurance requirements of any lease or mortgage covering the Hotel, and Licensor's specifications for insurance as to the amount and type of coverage as may be reasonably specified by Licensor from time to time in writing, and will in any event maintain on the Hotel as a minimum, the following insurance underwritten by an insurer approved by Licensor:

          (1) employer's liability with minimum limits of $10,000,000 per occurrence; and
          (2) Statutory worker's compensation insurance as prescribed by applicable law; and
          (3) the holder of the liquor license will maintain liquor liability insurance with single limit coverage for personal and bodily injury and property damage of at least $10,000,000 for each occurrence naming Licensor and its parent, subsidiaries and affiliates (and Licensee if applicable) as additional insureds; and
          (4) comprehensive-commercial general liability insurance, (including coverage for product liability, completed operations, contractual liability, host liquor liability and fire legal liability) and comprehensive automobile liability insurance (including hired and non-owned liability) with single-limit coverage for personal and bodily injury and property damage of at least $10,000,000 for each occurrence, naming Licensor and its parent, subsidiaries and affiliates as additional insureds. In connection with all construction at the Hotel during the License Term, Licensee will cause the general contractor to maintain comprehensive general liability insurance (including coverage for product liability, completed operations and contractual liability) and comprehensive automobile liability insurance (including hired and non-owned liability) with limits of at least $10,000,000 per occurrence for personal and bodily injury and property damage underwritten with insurers approved by Licensor. Licensor and its parent , subsidiaries and affiliates will be named as additional insureds.

     All policies must be written on a fully insured basis.
Deductibles or self-insured retentions are subject to approval on an individual basis.

     C. Evidence of Insurance. At all times during the License Term, Licensee will furnish to Licensor certificates of insurance evidencing the term and limits of coverage in force, names of applicable insurers and persons insured, and a statement that coverage may not be canceled, altered or permitted to lapse or expire without 30 days' advance written notice to Licensor. Revised certificates of insurance shall be forwarded to Licensor each time a change in coverage or insurance carrier is made by Licensee, and/or upon renewal of expired coverages. At Licensor's option, Licensee may be required to provide certified insurance policy copies.

10.  TRANSFER:

     A. Transfer by Licensor. Licensor shall have the right to transfer or assign this License or any of Licensor's rights or obligations hereunder to any person or legal entity.

     B. Transfer by Licensee. Licensee understands and acknowledges that the rights and duties set forth in this License are personal to Licensee, and that Licensor has granted this License in reliance on the business skill, financial status, and personal character of Licensee (if Licensee is an individual), and upon the partners or stockholders of Licensee (if Licensee is a partnership or corporation). Accordingly, neither Licensee nor any immediate or remote successor to any part of Licensee's interest in the License, nor any individual, partnership, corporation, or other legal entity which directly or indirectly owns an equity interest (as that term is defined herein) in Licensee or the License, shall sell, assign, transfer, convey, pledge, mortgage, encumber, or give away, any direct or indirect interest in the License or equity interest in Licensee, except as provided in this License. Any purported sale, assignment, transfer, conveyance, pledge, mortgage, or encumbrance by operation of law or otherwise, of any interest in the License or any equity interest in Licensee not in accordance with the provisions of this License, shall be null and void and shall constitute a material breach of this License, for which Licensor may terminate upon notice without opportunity to cure pursuant to paragraph 12. C(1) of this License.

          (1) For the purposes of this paragraph 10, the term "equity interests" shall mean any stock or partnership interests in Licensee, the interests of any partner, whether general or limited, in any partnership, with respect to such partnership, and any stockholder of any corporation with respect to such corporation, which partnership or corporation is the Licensee hereunder or which partnership or corporation owns a direct or indirect beneficial interest in Licensee. References in this License to "publicly-traded equity interests" shall mean any equity interests which are traded on any securities exchange or are quoted in any publication or electronic reporting service maintained by the National Association of Securities Dealers, Inc. or any of its successors.
          (2) If Licensee is a partnership or corporation, Licensee represents that the equity interests in Licensee are directly and (if applicable) indirectly owned, as shown in Attachment A.

     C.   Transfer of Equity Interests That Are Not Publicly Traded.

          (1) Except where otherwise provided in this License, equity interests in the Licensee that are not publicly-traded may be transferred, issued, or eliminated with Licensor's prior written consent, which will not be unreasonably withheld; provided that after the transaction:
               (a) 50% or less of all equity interests in Licensee will have changed hands since Licensee first became a party to this License, or
               (b) 80% or less of all equity interest in Licensee will have changed hands since Licensee first became a party to this License, and no equity interest(s) will be held by other than those who held them when Licensee first became a party to this License.
          (2) In computing the percentages referred to in paragraph 10.C(1) above, limited partners will not be distinguished from general partners, and Licensor's judgment will be final if there is any question as to the definition of "equity interests" or as to the computation of relative equity interests, the principal considerations being:
               (a) direct and indirect power to exercise control over the affairs of Licensee;
               (b) direct and indirect right to share in  Licensee's profits;
                   and
               (c) amounts directly or indirectly exposed at risk in the
                   Licensee's business.

     D.   Transfers of Publicly-Traded Equity Interests.

          (1) Except as otherwise provided in this License, publicly-traded equity interests in the Licensee may be transferred without Licensor's consent but only if:
               (a) immediately before the proposed transfer, the transferor owns less than 25% of the equity interest of Licensee; and
               (b) immediately after the transfer, the transferee will own less than 25% of the equity interest of Licensee; and
               (c) the transfer is exempt from registration under federal securities law.
          (2) Publicly-traded equity interests may be transferred with Licensor's written consent, which may not be unreasonably withheld, if the transfer is exempt from registration under federal securities law.
          (3) The chief financial officer of Licensee shall certify annually to Licensor that Licensee is in compliance with the provisions of this paragraph 10.D. Such certification shall be delivered to Licensor with the Annual Financial Statements referred to in paragraph 8.D.

     E.   Transfer of the License.

          (1) Licensee, if a natural person, may with Licensor's consent, which will not be unreasonably withheld, transfer the License to Licensee's spouse, parent, sibling, niece, nephew, descendant, or spouse's descendant, provided that:
               (a) adequate provision is made for the management of the Hotel; and
               (b) the transferee executes a new license agreement for the unexpired term of this License, on the standard form then being used to license new Hotels under the System, except the fees charged then shall be the same as those contained herein including any adjustments to such fees as may have been implemented from time to time in accordance with the terms of this License; and
               (c) Licensee guarantees, in Licensor's usual form the performance of the transferee's obligations under the newly executed License.
          (2) If Licensee is a natural person, he may, without the consent of Licensor, upon 30 days' prior written notice to Licensor, transfer the License to a corporation entirely owned by him, provided that:
               (a) adequate provision is made for the management of the Hotel; and
               (b) the transferee executes a new license agreement for the unexpired term of this License, on the standard form then being used to license new Hotels under the System, except the fees charged then shall be the same as those contained herein including any adjustments to such fees as may have been implemented from time to time in accordance with the terms of this License; and
               (c) the Licensee guarantees, in Licensor's usual form, the performance of the new licensee's obligations hereunder.

     F.   Transfers of the License or Equity Interest in the License Upon
Death.

          (1) If Licensee is a natural person, upon Licensee's death, the License will pass in accordance with Licensee's will, or, if Licensee dies intestate, in accordance with laws governing the distribution of Licensee's estate, provided that:
               (a) adequate provision has been made for management of the Hotel; and
               (b) Licensor gives written consent, which consent will not be unreasonably withheld; and
               (c) the transferee is one or more of the decedent's spouse, parent, siblings, nieces, nephews, descendants, or spouse's descendants and;
               (d) Licensee's heirs or legatees promptly advise Licensor and promptly execute a new license agreement for the unexpired term of this License, on the standard form then being used to license new Hotels under the System, except the fees charged thereunder shall be the same as contained herein including any adjustments to such fees as may have been implemented from time to time in accordance with the terms of this License.
          (2) If an equity interest is owned by a natural person, subject to paragraph 10.D above, the equity interest will pass upon such person's death, in accordance with such person's will or, if such person dies intestate, in accordance with the laws of intestacy governing the distribution of Licensee's estate, provided that:
               (a)  adequate provision is made for management of the Hotel;
                    and
               (b) Licensor gives written consent, which consent will not be unreasonably withheld; and
               (c) the transferee is one or more of the decedent's spouse, parent, siblings, nieces, nephews, descendants, or spouse's descendants and;
               (d) transferee assumes, in writing, on a continuing basis, the decedent's guarantee, if any, of the Licensee's obligations hereunder.

     G. Registration of a Proposed Transfer of Equity Interests. If a proposed transfer of an equity interest in the Licensee requires registration under any federal or state securities law, Licensee shall:

          (1) Request the Licensor's consent at least 45 days before the proposed effective date of the registration; and
          (2) Accompany such request with one payment of a non-refundable fee of $25,000; and
          (3) Reimburse Licensor for expenses incurred by Licensor in connection with review of the materials concerning the proposed registration, including without limitation, attorney's fees and travel expenses; and
          (4) Agree in writing, and all participants in the proposed offering subject to registration agree in writing, to fully indemnify Licensor in connection with the registration; furnish the Licensor all information requested by Licensor, avoid any implication of Licensor's participation in, or endorsing the offering; and use the Licensor's service marks and trademarks only as authorized by Licensor.

     H. Transfer of Real Estate. If the real property used in the operation of the Hotel is owned, directly or indirectly by Licensee and Licensee proposes to transfer all or a substantial part of such property to a third party, such transfer shall constitute a transfer under the provisions of this License requiring an application for a new License Agreement, unless Licensee receives Licensor's prior written consent for the transaction.

     I. Management of the Hotel. Licensee must at all times, retain and exercise direct management control over the Hotel's business. Licensee shall not enter into any lease, management agreement, or other similar arrangement for the operation of the Hotel or any part thereof (including without limitation, food and/or beverage service facilities) with any entity other than Licensee, without the prior written consent of Licensor.

11.  CONDEMNATION AND CASUALTY:

     A. Condemnation. Licensee shall, at the earliest possible time, give Licensor full notice of any proposed taking by eminent domain. If Licensor acknowledges that the Hotel or a substantial part thereof is to be taken, Licensor will give due and prompt consideration without any obligation, to transferring the License to a nearby location selected by Licensee and approved by Licensor as promptly as reasonably possible and in any event within four months of the taking, provided that Licensee has promptly filed an application to transfer the License to such new location. If the new location is approved by Licensor, and the transfer authorized by Licensor, and if Licensee opens a new hotel at the new location in accordance with Licensor's specifications within two years of the closing of the Hotel, the new hotel will thenceforth be deemed to be the Hotel licensed under this License. If a condemnation takes place and a new hotel does not, for whatever reason, become the Hotel under this License in strict accordance with this paragraph (or if it is reasonably evident to Licensor that such will be the case), the License will terminate forthwith upon notice thereof by Licensor to Licensee.

     B. Casualty. If the Hotel is damaged by fire or other casualty, Licensee will expeditiously repair the damage. If the damage or repair requires closing the Hotel, Licensee will immediately notify Licensor; will repair or rebuild the Hotel in accordance with Licensor's standards; will commence reconstruction within four months after closing; will expeditiously continue on an uninterrupted basis with such reconstruction and will reopen the Hotel for continuous business operations as soon as practicable (but in any event within 24 months after closing of the Hotel), giving Licensor ample advance notice of the date of reopening. If the Hotel is not reopened in accordance with this paragraph, the License will forthwith terminate upon notice thereof by Licensor to Licensee.

The License may be replaced by a new license agreement as provided in paragraph 10 and the License may terminate as provided in this paragraph 11 without liquidated damages.

     C. No Extensions of Term. Nothing in this paragraph 11 will extend the License Term but Licensee shall not be required to make any payments pursuant to paragraph 3.C.(1) and (3) for periods during which the Hotel is closed by reason of condemnation or casualty.

12.  TERMINATION:

     A. Expiration of Term. This License and the license granted hereunder will expire without notice 10 years from the date hereof, subject to earlier termination as set forth herein. The parties recognize the difficulty of ascertaining damages to Licensor resulting from premature termination of the License, and have provided for liquidated damages which represent their best estimate as to the damages arising from the circumstances in which they are provided.

     B.   Termination by Licensee on Advance Notice.   If the
License Term exceeds 10 years, Licensee may terminate the License on its 10th anniversary, or otherwise as provided in paragraph 3.A(8) or paragraph 3.B, by giving at least 12 but less than 15 months' advance notice to Licensor accompanied by a lump sum payment as an early termination fee, and not as a penalty or in lieu of any other payments required under this License, equal to the total of all amounts required under paragraph 3.C for the 12 calendar months of operation preceding the notice or if the Hotel has been in operation in the System for less than 12 months, the greater of (i) 12 times the monthly average of such amounts for the period during which the Hotel has been in operation in the System, or (ii) 12 times such amounts as are due for the one month preceding the termination.

     C.   Termination by Licensor on Advance Notice.

          (1) In accordance with notice from Licensor to Licensee, this License and the license granted hereunder will terminate (without any further notice unless required by law), provided that:
               (a) the notice is mailed at least 30 days (or longer, if required by law) in advance of the termination date;
               (b) the notice reasonably identifies one or more breaches of the Licensee's obligations; and
               (c) the breach(es) are not fully remedied within the time period specified in the notice.
          (2) If during the then preceding 12 months Licensee shall have engaged in a violation of this License for which a notice of termination was given and termination failed to take effect because the default was remedied, the period given to remedy defaults will, if and to the extent permitted by law, thereafter be 10 days instead of 30.
           (3) In any judicial proceeding in which the validity of termination is at issue, Licensor will not be limited to the reasons set forth in any notice sent under this paragraph.
          (4) Licensor's notice of termination or suspension of services shall not relieve Licensee of its obligations under this License.

     D.   Immediate Termination by Licensor.

          This License and the license granted hereunder may be immediately terminated upon notice from Licensor to Licensee (or at the earliest time permitted by applicable law) if:
          (1) (a) Licensee or any guarantor of Licensee's obligations hereunder shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or
               (b) Licensee or any such guarantor shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or
               (c) Licensee or any such guarantor shall take any corporate or other action to authorize any of the actions set forth above in paragraphs (a) or (b); or
               (d) any case proceeding or other action against Licensee or any such guarantor shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action; (i) results in the entry of any order for relief against it which is not fully stayed within seven business days after the entry thereof; or (ii) remains undismissed for a period of 90 days; or
               (e) an attachment remains on all or a substantial part of the Hotel or of Licensee's or any such guarantor's assets for 90 days; or
               (f) Licensee or any such guarantor fails, within 90 days of the entry of a final judgment against Licensee in any amount exceeding $50,000, to discharge, vacate or reverse the judgment, or to stay execution of it, or if appealed, to discharge the judgment within 30 days after a final adverse decision in the appeal; or
          (2) Licensee loses possession or the right to possession of all or a significant part of the Hotel, except as otherwise provided in paragraph 11; or
          (3) Licensee contests in any court or proceeding Licensor's ownership of the System or any part of it, or the validity of any service marks or trademarks associated with Licensor's business; or
          (4)  A breach of paragraph 10  occurs; or
          (5) Licensee fails to continue to identify itself to the public as a System hotel; or
          (6) Any action is taken toward dissolving or liquidating Licensee or any guarantor hereunder, if it is a corporation or partnership, except for any such actions resulting from the death of a partner; or
          (7) Licensee (or any principal stockholder or partner of Licensee as the case may be) is, or is discovered to have been, convicted of a felony (or any other offense if it is likely to adversely reflect upon or affect the Hotel, the System or Licensor in any way); or
          (8) Licensee maintains false books and records of account or submits false reports or information to Licensor.

          (9) Licensee knowingly fails to comply with the requirements of the Manual on safety, security, or privacy for its guests at the Hotel, and such failure may significantly adversely reflect upon or affect the Hotel, the Holiday Inn System or Licensor, its parent, subsidiaries and affiliates in any way.

     E. De-Identification of Hotel Upon Termination. Licensee will take whatever action is necessary to assure that no use is made of any part of the System at or in connection with the Hotel after the License Term ends. This will involve, among other things, returning to Licensor the Manual and all other materials proprietary to Licensor, ceasing the use of any of Licensor's trademarks or service marks, physical changes of distinctive System features of the Hotel, including removal of the primary freestanding sign down to the structural steel, and all other actions required to preclude any possibility of confusion on the part of the public that the Hotel is no longer using all or any part of the System or otherwise holding itself out to the public as a Holiday Inn hotel. Anything not done by Licensee in this regard within 30 days after termination, may be done at Licensee's expense by Licensor or its agents who may enter upon the premises of the Hotel for that purpose.

     F. Payment of Liquidated Damages. If the License terminates pursuant to paragraph 12. C or 12. D above, Licensee will promptly pay Licensor (as liquidated damages for the premature termination only, and not as a penalty nor as damages for breaching the License nor in lieu of any other payment) a lump sum equal to the total amounts required under paragraph 3.C (1) (3) and (4) during the 36 calendar months of operation preceding the termination, but not more than the number of months then remaining in the License Term; or if the Hotel has not been in operation in the System for 36 months, the greater of:

          (i) 36 times the monthly average of such amounts for the period during which the Hotel has been in operation in the System, or
          (ii) 36 times such amounts as are due for the one month preceding such termination.

13.  RELATIONSHIP OF PARTIES:

     A. No Agency Relationship. Licensee is an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other for any purpose whatsoever. Licensor and Licensee expressly acknowledge that the relationship intended by them is a business relationship based entirely on and circumscribed by the express provisions of this License and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this License.

     B. Licensee's Notices to Public Concerning Independent Status. Licensee will take such steps as are necessary and such steps as Licensor may from time to time reasonably request, to minimize the chance of a claim being made against Licensor for anything that occurs at the Hotel or for acts, omissions or obligations of Licensee or anyone associated or affiliated with Licensee or the Hotel. Such steps may, for example, include giving notice in guest rooms, public rooms and advertisements, on business forms and stationery, etc., making clear to the public that Licensor is not the owner or operator of the Hotel and is not accountable for what happens at the Hotel. Unless required by law, Licensee will not use the word "Holiday," or any similar word in its corporate, partnership, or trade name, nor authorize or permit such use by anyone else. Licensee will not use the words, "Holiday" or "Holiday Inn" or any other name or mark associated with the System, to incur any obligation or indebtedness on behalf of Licensor.

14.  MISCELLANEOUS:

     A. Severability and Interpretation. The remedies provided in this License are not exclusive. In the event any provision of this License is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, all remaining provisions shall nevertheless continue in full force and effect, unless deletion of the provision(s) deemed unenforceable, void or voidable impairs the consideration for this License in a manner which frustrates the purpose of the parties or makes performance commercially impracticable. In the event any provision of this License requires interpretation, such interpretation shall be based on the reasonable intention of the parties in the context of this transaction without interpreting any provision in favor of, or against, any party hereto by reason of the draftsmanship of the party or its position relative to the other party.

     B. Binding Effect. This License shall become valid when executed and accepted by Licensor at Atlanta, Georgia. It shall be deemed made and entered into in the State of Georgia, and shall be governed and construed under, and in accordance with the laws of the State of Georgia. In entering into this License, Licensee acknowledges that it has sought, voluntarily accepted and become associated with Licensor who is headquartered in Atlanta, Georgia. The choice of law designation permits, but does not require that all suits concerning this License shall be filed in the State of Georgia.

     C. Exclusive Benefit. This License is exclusively for the benefit of the parties hereto, and it may not give rise to liability to a third party. No agreement between Licensor and anyone else is for the benefit of Licensee.

     D. Entire Agreement. This is the entire Agreement and supersedes all previous agreements pertaining to the licensing of the Hotel to be operated as a Holiday Inn Hotel. No change in this License will be valid unless in writing signed by both parties. No failure to require strict performance or to exercise any right or remedy hereunder will preclude requiring strict performance or exercising any right or remedy in the future.

     E. Licensor Withholding Consent. Licensor's consent, whenever required, may be withheld if any default by Licensee exists under this License. Approvals and consents by Licensor will not be effective unless evidenced by a writing duly executed on behalf of Licensor.

     F.   Notices.   Notices will be effective hereunder when and
only when they are reduced to writing and delivered personally or mailed by Federal Express or comparable overnight delivery service, by facsimile transmission or certified mail to the appropriate party at its address, hereinafter set forth, or to such person and at such address as may subsequently be designated by one party to the other.

Licensor:

Holiday Inns Franchising, Inc. Three Ravinia Drive Suite 2000
Atlanta, GA   30346-2149 Attn:  Vice President - Franchise
Administration

Licensee:

Ridgewood Properties, Inc. 2859 Paces Ferry Road Suite 700 Atlanta, GA 30339 Attn: N. Russell Walden


     H. Performance of the Work. Licensee agrees to perform the construction, upgrading and renovation work, including the purchase of furniture, fixtures and equipment set forth on Attachment "B" attached hereto and incorporated herein by reference (the "Work"). Licensee acknowledges that its agreement to perform the Work is an essential element of the consideration relied upon by Licensor in entering into the License and agrees that, notwithstanding any other provision of the License, Licensee may be authorized to use the System at the Hotel prior to completion of the Work only during such time as Licensee is actively meeting its performance obligations in full compliance with the requirements of Attachment "B." Licensee's failure to perform the Work in accordance with Licensor's requirements and specifications (including the progress, milestone, completion and other dates specified in Attachment "B") shall constitute a material breach of Licensee's obligations under the License.

     I. Reimbursement of Expenses. Licensee agrees to pay Licensor all expenses including attorney's fees and court costs, incurred by Licensor, its parent, subsidiaries, affiliates, and their successors and assigns to remedy any defaults of or enforce any rights under the License; effect termination of the license or collect any amounts due under the License.

     J. Descriptive Headings. The descriptive headings in this License are for convenience only and shall not control or affect the meaning or construction of any provision in this License.

15.  SPECIAL STIPULATIONS.

     A. Change of Ownership Rights. Notwithstanding Paragraph 10, if Licensee is not then in default under this License, a new license agreement may be issued to a new applicant upon Licensee's written request, the applicant's submission of a completed application on Licensor's then current form, the applicant's qualification under Licensor's then current standards for new licensees, and Licensor's approval of the application including market viability, with payment of one - half of the then current application fee but only if the request is received and the Hotel is sold within the Holiday Inn System within twenty-four (24) months from the date hereof.
Licensor may require the execution of its then current standard form of license agreement, which agreement shall have a term equal to the remaining balance of the original term of this License, a new or supplemental guarantee agreement and related agreements by the applicant and its principals, payment of all System Fees and other amounts due under this License, payment of other amounts then owed Licensor, Holiday Inns and their affiliates by Licensee, the applicant, or their respective affiliates and principals, reasonable renovation and upgrading of the Hotel to System standards applicable to entering conversion Hotels at that time, and execution of general releases by Licensee and each of its principals as conditions precedent to the execution of the Change of Ownership License Agreement. Under no circumstances shall any such Change of Ownership have the effect of releasing Licensee from its obligations hereunder or releasing the liability of any guarantor of Licensee's obligations, arising or accruing prior to, or in respect of events occurring prior to, the execution of the Change of Ownership License Agreement with the new applicant.


                 (Signatures on following page)


          IN WITNESS WHEREOF, the parties have executed this License, under Seal, as of the date first stated above.


Licensee:

RIDGEWOOD PROPERTIES, INC.


By:______________________________ N. Russell Walden President



Attest:__________________________ Secretary



Licensor:


HOLIDAY INNS FRANCHISING, INC.


By:______________________________ Jim Darby Vice President Franchise
     Administration


Attest:___________________________ Assistant Secretary


                            GUARANTY

       As an inducement to Holiday Inns Franchising, Inc. ("Licensor") to execute the above License, the undersigned, jointly and severally, hereby unconditionally warrant to Licensor and its successors and assigns that all of Licensee's representations in the License and the application submitted by Licensee to obtain the License are true, and guarantee that all of Licensee's obligations under the above License, including any amendments thereto whenever made (the "License"), will be punctually paid and performed.

       Upon default by the Licensee and notice from Licensor, the undersigned will immediately make each payment and perform each obligation required of Licensee under the License. Without affecting the obligations of the undersigned under this Guaranty, Licensor may without notice to the undersigned extend, modify or release any indebtedness or obligation of Licensee, or settle, adjust or compromise any claims against Licensee. The undersigned waive notice of amendment of the License and notice of demand for payment or performance by Licensee.

       Upon the death of an individual guarantor, the estate of such guarantor will be bound by this Guaranty but only for defaults and obligations hereunder existing at the time of death, and the obligations of the other guarantors will continue in full force and effect.

     The Guaranty constitutes a guaranty of payment and performance and not of collection, and each of the guarantors specifically waives any obligation of Licensor to proceed against Licensee on any money or property held by Licensee or by any other person or entity as collateral security, by way of set off or otherwise. The undersigned further agree that this Guaranty shall continue to be effective or be reinstated as the case may be, if at any time payment of any of the guaranteed obligations is rescinded or must otherwise be restored or returned by Licensor upon the insolvency, bankruptcy or reorganization of Licensee or any of the undersigned, all as though such payment has not been made.

      This Guaranty shall be governed and construed under, and in accordance with the laws of the State of Georgia.

       IN WITNESS WHEREOF, each of the undersigned has signed this Guaranty, under Seal, as of the date of the above License.

Witnesses                               Guarantors:


                      (No Signatures Required)


                          ATTACHMENT A

Facilities and Services (paragraph 1):

   Site-Area and general description: Seven story interior corridor hotel.

          Fee owners (names and addresses): R.W. Hotel Partners,
               L.P. 2859 Paces Ferry Road, Suite 700 Atlanta, GA
               30339

          Leases (parties, terms, etc.) if any: Management Agreement
dated __________                   between R.W. Hotel Partners,
L.P.("Owner") and Ridgewood Properties, Inc. ("Manager") for a term of _____ years.

          Separate parcels for signs:  None

   Number of approved guest rooms:  266

Restaurants and lounges (number, seating capacity, names and description): Restaurant - "Terrace Bistro" - seats 165. Lounge -
               "Filly's"

   Holidome indoor recreation center:  No

   Gift shop: Yes

   Other concessions and shops:

   Parking facilities (number of spaces, description):

   Swimming pool: Indoor pool

   Other facilities and services: Fitness center, Eight
 Meeting/Banquet rooms to accommodate up to 800.



                    ATTACHMENT A-continued


Ownership of Licensee (paragraph 10):

Ridgewood Properties, Inc., 100% a Delaware corporation (publicly traded corporation)